Exhibit 4.1

USD 150,000,000 LOAN AGREEMENT

Dated 23 December 2015

between

TIM Celular S.A.
as the Borrower

KfW IPEX-Bank GmbH
as Facility Agent
and

Finnish Export Credit Ltd.
as the Lender

Loan No.: 27441

Relating to a Finnvera covered loan for equipment and services to be supplied by
1) Nokia Solutions and Networks do Brasil Telecomunicações Ltda. and 2) Nokia Solutions
and Networks do Brasil Serviços Ltda.

i

CONTENTS

1.	Interpretation	1
2.	The Facility	15
3.	Availability	17
4.	ECA Insurer Premium	19
5.	Repayment and Prepayment	21
6.	Interest	25
7.	Alternative Interest Rate; Break Costs	26
8.	Taxes	27
9.	Illegality	30
10.	Mitigation	30
11.	Representations and Warranties	31
12.	Covenants	36
13.	Events of Default	40
14.	Payments	42
15.	Set-off	44
16.	Fees	44
17.	Indemnities	45
18.	Costs and Expenses	46
19.	Changes to the Parties	47
20.	Confidentiality	48
21.	Role of the Facility Agent	50
22.	Notices’	54
23.	General Provisions	57
24.	Amendments and Waivers	58
25.	Law and Jurisdiction	58
26.	German VAT regulations	59

Schedules:

1:	Commitment
2:	Notice of Drawdown
3:	Conditions Precedent Documents
4:	Existing Security
5:	Export Contracts
6:	Repayment Schedule

THIS AGREEMENT is dated 23 December 2015 and made between:

(1)	TIM Celular S.A. with its registered office at Avenida Giovanni Gronchi, 7143 Vila Andrade, São Paulo, SP (CEP 05724-006), enrolled with the National Registry of Legal Entities of the Ministry of Finance – CNPJ/MF of Brazil under number 04.206.050/0001-80 as borrower (the Borrower).

(2)	KfW IPEX-Bank GmbH of Palmengartenstr. 5-9, 60325 Frankfurt am Main, Germany, to administer the Facility (the Facility Agent) and as agent of the Finance Parties.

(3)	Finnish Export Credit Ltd., a company incorporated in Finland whose registered office is at P.O. Box 123, Eteläesplanadi 8, FI-00131 Helsinki, Finland, as lender (the Lender).

IT IS AGREED as follows:

1.	Interpretation

1.1        Definitions. Subject to any express provision to the contrary in this Agreement or in its Schedules or unless the context otherwise requires, in this Agreement and its Schedules the following terms have the following meaning:

Advance: Each amount which – as the context requires – is to be made available out of the Facility or has been made available out of the Facility and remains outstanding (irrespective of whether this amount constitutes the whole or only part of the Facility).

Affiliate: In relation to a company, partnership or legal entity, a Subsidiary of that company, partnership or legal entity or a Holding Company of that company, partnership or legal entity or any other Subsidiary of that Holding Company.

Authorised Signatory: In relation to the Borrower and the Contractor, any person duly appointed by the Borrower or the Contractor to sign any document required under this Agreement to be signed or countersigned by the Borrower or the Contractor as the case may be, whose name and a specimen of whose signature have been supplied to the Facility Agent, provided that no written notice of the revocation of such appointment has been received by the Facility Agent.

Authorisation: Any approval, authorisation, franchise, permit, consent, exemption, certificate, ruling, order, registration or enrolment which is required by law or which should be obtained in accordance with Good Industry Practice in connection with the Project.

BNDES: Banco Nacional de Desenvolvimento Econômico e Social.

Break Costs: The amount (if any) by which:

(a)	the interest which the Lender should have received for the period from the date of receipt of all or any part of the Loan or an overdue amount to the last day of the current Interest Period in respect of the Loan amount or the overdue amount in question, had such amount been paid on the last day of that Interest Period; or

(b)	where the Lender or any Participant funds, or makes arrangements to fund, an Advance requested in a Notice of Drawdown and such Advance is not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by the Lender alone), the interest – calculated to the last day of the Interest Period that would have been applicable to such Advance (the Notional Interest Period) – which the Lender should have received if the Advance had been made;

exceeds:

(c)	the amount of interest which, in the Facility Agent’s opinion, the Facility Agent would have been able to obtain by placing an amount equal to the amount received by the Lender or the amount of funding arranged by the Lender (as the case may be) on deposit with a leading bank in the London interbank market for a period starting on the Business Day following the receipt or the funding and ending on the last day of the current Interest Period or of the Notional Interest Period (as the case may be).

Business Day: A day (other than a Saturday or Sunday) on which commercial banks are open for general business (including dealings in foreign exchange and foreign currency deposits) in New York.

Central Bank: Banco Central do Brasil or any successor to such bank.

Commitment: For the Lender, its Tranche A Commitment, Tranche B Commitment and Tranche C Commitment.

Commitment Period: Each of the Tranche A Commitment Period, the Tranche B Commitment Period and the Tranche C Commitment Period.

Confidential Information: All information relating to a Security Provider, the Group or the Finance Documents of which the Lender or the Facility Agent becomes aware in its capacity as, or for the purpose of becoming or being included within the definition of, the Lender or the Facility Agent or which is received by the Lender or the Facility Agent in relation to, or for the purpose of becoming or being included within the definition of the Lender or the Facility Agent under, the Finance Documents from either:

(a)	a Security Provider, the Group or any of their advisers; or

(b)	another Party included within the definition of Lender or the Facility Agent, if the information was obtained by that Party directly or indirectly from a Security Provider, the Group or any of their advisers, in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information, but excludes information that:

(i)	is or becomes public information other than as a direct or indirect result of any breach by that Lender or the Facility Agent of clause 20 (Confidentiality);

(ii)	is identified in writing at the time of delivery as non-confidential by a Security Provider, the Group or any of their advisers; or

(iii)	is known by that Lender or the Facility Agent before the date the information is disclosed to it in accordance with paragraphs (a) or (b) above or is lawfully obtained by that Lender or the Facility Agent after that date, from a source which is, as far as that Lender or the Facility Agent is aware, unconnected with a Security Provider or the Group and which, in either case, as far as that Lender or the Facility Agent is aware, has not been obtained in breach of, and is not otherwise subject to, any obligation of confidentiality.

Contract Price: The (Indirect Tax exclusive) price payable under the Export Contracts for Import Goods, Import Services and Local Costs.

Contractors: 1) Nokia Solutions and Networks do Brasil Telecomunicações Ltda. and 2) Nokia Solutions and Networks do Brasil Serviços Ltda, which expression includes each of such companies severally and Contractor means either of them.

Disruption Event: Either or both of:

(a)	a material disruption to those payment or communications systems or to those financial .markets which are, in each case, required to operate in order for payments to be made in connection with this Agreement which disruption is not caused by, and is beyond the control of, any of the Parties; or

(b)	the occurrence of any other event which results in a disruption (of a technical or systems-related nature) to the treasury or payments operations of a Party, preventing that Party:

(i)	from performing its payment obligations under this Agreement; or

(ii)	from communicating with other Parties in accordance with this Agreement,

and which (in either such case) is not caused by, and is beyond the control of, the Party whose operations are disrupted.

ECA Insurer: Finnvera plc, the Finnish Export Credit Agency.

ECA Insurer Cover Documents: The documents issued by the ECA Insurer in respect of export credit insurance relating to the Facility.

ECA Insurer Premium: The Tranche A ECA Insurer Premium, the Tranche B ECA Insurer Premium and the Tranche C ECA Insurer Premium or any of such Premiums –being the fees payable to the ECA Insurer pursuant to the ECA Insurer Cover Documents, as the context may admit or require.

Environmental and Social Guidelines: Each of the following:

(a)	The principles voluntarily adopted by various banks and members of the financial community that are generally known as the “Equator Principles” as in effect from time to time.

(b)	The International Finance Corporation’s Performance Standards on Environmental and Social Sustainability as in effect from time to time.

(c)	The World Bank Group Environmental, Health and Safety Guidelines as in effect from time to time.

Event of Default: Any of the events or circumstances described in clause 13.1.

Events of Mandatory Prepayment: The events described in clause 5.6 (Change-of-control event) and clause 5.7 (ECA event of mandatory prepayment), which expression includes each of such events severally, and Event of Mandatory Prepayment means either of them.

Export Contract: The contract(s) details of which are set out in Schedule 5, which expression includes each of such contracts severally, and Export Contract means any of them.

Facility: The credit facility consisting of Tranche A, Tranche B and Tranche C made available under this Agreement.

Facility Office: In relation to the Lender, its contact details under clause 22.

Finance Documents: Each of the following:

(a)	This Agreement.

(b)	The Security Documents.

(c)	Any other document entered into between the Borrower, the Parent or any of their Affiliates and the Facility Agent and any notice or certificate issued by the Borrower or the Parent to the Facility Agent, in each case in connection with this Agreement or the transaction contemplated by this Agreement.

This expression includes each of such documents severally, and Finance Document means any of them.

Finance Parties: The Facility Agent, the Lender and the Participants, which expression includes each of such persons severally and Finance Party means any of them.

Frankfurt/London Banking Day: A day, other than a Saturday or Sunday, on which commercial banks are open for general business (including dealings in foreign exchange and foreign currency deposits) in Frankfurt am Main and London.

Funding Agreement: Any arrangement or agreement entered into for the purpose of enabling the Lender to obtain funding from a Participant in connection with the transactions contemplated in this Agreement.

Good Industry Practice: Standards, practices, methods and procedures complying with applicable law, with all Authorisations required to have been obtained pursuant to clause 12.2(c) (Obtain authorisations) and with that degree of skill, diligence, judgment, prudence and foresight which would ordinarily be expected from a skilled and experienced owner and, as the case may be, operator engaged in the Project.

Group: The Borrower and its Subsidiaries for the time being, which expression includes each of such companies severally.

Guarantee: An unconditional and irrevocable guarantee from the Parent in the form agreed between the Facility Agent and the Parent.

Holding Company: In relation to a company, partnership or legal entity, any other company, partnership or legal entity in respect of which the first mentioned company, partnership or legal entity is a Subsidiary.

Import Goods: Goods manufactured or produced in Finland together with such other goods (excluding those the costs of which are Local Costs) as may, in accordance with the provisions of the ECA Insurer Cover Documents, be financed under this Agreement.

Import Services: Services rendered by persons ordinarily resident or ordinarily carrying on business in Finland together with such other services (excluding those the costs of which are Local Costs) as may, in accordance with the provisions of the ECA Insurer Cover Documents, be financed under this Agreement.

Indebtedness: Any obligation (whether incurred as principal or surety) for the payment or repayment of money, whether present or future, actual or contingent.

Indirect Tax: Any goods and services tax, consumption tax, value added tax or any tax of a similar nature.

Interest Payment Date: The last day of each Interest Period, provided that if such day is not a Business Day, that Interest Period will instead end on the next Business Day.

Interest Period: In relation to a Loan constituted by an Advance, each period determined in accordance with clause 6.1 (Interest periods) and, in relation to an overdue amount under the Finance Documents, each period determined in accordance with clause 6.4 (Default interest) or clause 6.5 (Overdue principal during interest period).

LIBOR: For any Interest Period the percentage rate per annum equal to the London interbank offered rate administered by the ICE Benchmark Administration Limited (or any other person which takes over the administration of that rate) for deposits in US dollars with a term equivalent to such Interest Period displayed on page “BBAM @294890<GO>” of the Bloomberg Screen ICE Benchmark Administration Limited, Official ICE Libor Fixings Page (or any replacement Bloomberg page which displays that rate) or on the appropriate page of such other information service which publishes that rate from time to time at approximately 11:00 a.m. (London time) on the Rate Fixing Day for that Interest Period as the London interbank offered rate for US dollars for a period equal in length to that Interest Period or, if none of the periods quoted by Reuters or Bloomberg are equal in length to that Interest Period, the applicable LIBOR will be determined by linear interpolation using the next shorter and next longer periods quoted by Bloomberg.

LIBOR Reference Rate: LIBOR or, if the Bloomberg page referred to in the definition of LIBOR does not have the required details or these pages are not accessible, the Substitute LIBOR Quotation but, if any such rate is below zero, the LIBOR Reference Rate will be deemed to be zero.

Loan: At any time the aggregate of all Tranche A Advances, Tranche B Advances and Tranche C Advances then outstanding.

Local Costs: The costs of goods manufactured or produced or of services supplied under the Export Contracts within the Relative Country, as are, in accordance with the provisions of the ECA Insurer Cover Documents, eligible to be financed under this Agreement.

Margin: 0.70% (zero point seven zero per cent.) per annum.

Material Adverse Change: Any event or change of condition which has a material adverse effect on any of the following:

(a)	The ability of the Borrower or the Parent to perform its payment obligations under the Transaction Documents.

(b)	The business or the financial condition of the Borrower, the Parent or the Group as a whole.

(c)	The validity or enforceability of a Finance Document.

Notice of Drawdown: A notice substantially in the form set out in Schedule 2.

Parent: TIM Participações S.A., with its registered office at Av. Das Américas, 3434 Bloco 1 – 7 ° Andar, Barra da Tijuca, Rio de Janeiro, State of Rio de Janeiro, Brazil, enrolled with the National Registry of Legal Entities of the Ministry of Finance – CNPJ/MF of Brazil under number 02.558.115/0001-2.

Participant: A person from whom the Lender receives a formal commitment to provide funding through the execution of, or the accession to, a Funding Agreement with the Lender.

Parties: The parties to this Agreement, and Party means any of them.

Potential Event of Default: An event or circumstance referred to in clause 13.1, which would (with the giving of notice, the lapse of time, the making of any determination or the satisfaction of any condition as provided in that clause) be an Event of Default.

Project: The Borrower’s capital expenditure programme, including the on-going and future roll-out of equipment and services to be supplied by the Contractors.

Protected Party: Any Finance Party which is or will be subject to any liability, or required to make any payment for or on account of tax in relation to a sum received or receivable (or any sum deemed for the purposes of tax to be received or receivable) under this Agreement or any Funding Agreement.

Rate Fixing Day: The second banking day in Frankfurt am Main and London (being a day, other than a Saturday or Sunday, on which commercial banks are open for general business (including dealings in foreign exchange and foreign currency deposits) in Frankfurt am Main and London) before the beginning of the relative Interest Period.

Reais or R$: The lawful currency of the Relative Country.

Relative Country: The Federal Republic of Brazil.

Repayment Date: The Tranche A Repayment Date, the Tranche B Repayment Date or the Tranche C Repayment Date, as the context may admit or require.

Repayment Schedule means the repayment schedule set out in Schedule 6 to this Agreement.

ROF: Registro de Operação Financeira, the registration required by the Central Bank for cross-border credit transactions such as the transaction contemplated by this Agreement, evidencing the registration of the financial terms and conditions of this Agreement in the Central Bank’s electronic system SISBACEN.

Security: A mortgage, charge, pledge, lien or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.

Security Documents: Each of the following:

(a)	The Guarantee.

(b)	Any document evidencing or creating Security over any asset of a Security Provider to secure any obligation of the Borrower to the Facility Agent under the Finance Documents.

This expression includes each of such documents severally, and Security Document means any of them.

Security Providers: Each of the following:

(a)	The Parent.

(b)	Each other person that grants a Security in favour of the Facility Agent pursuant to the Security Documents.

This expression includes each of such persons severally, and Security Provider means any of them.

Subsidiary: A company, partnership or legal entity of which a person either:

(a)	owns directly or indirectly more than 50% of its voting capital or similar right of ownership and, for the purposes of this Agreement, a company, partnership or legal entity is still to be treated as a subsidiary of a person even if the relevant shares are registered in the name of (i) a nominee for that person, (ii) a party holding security over such shares granted by that person, or (iii) that secured party’s nominee; or

(b)	has direct or indirect control and control means the power (whether by contract or otherwise) to direct its affairs or to direct the composition of its board of directors or equivalent body.

Substitute LIBOR Quotation: For any Interest Period the percentage rate per annum determined by the Lender to be the arithmetic mean (rounded up, if necessary, to the next 1/16th of one per cent.) of the yearly rates of interest at which loans in US dollars, in an amount comparable to the Advance in question and for a period nearest to that Interest Period are offered on the Rate Fixing Day for that Interest Period by three leading banks in the London interbank market selected by the Facility Agent in consultation with the Borrower.

Total Commitments: The aggregate of the Tranche A Commitments, the Tranche B Commitments and the Tranche C Commitments.

Tranche: Any of Tranche A, Tranche B and Tranche C.

Tranche A: The tranche of the Facility referred to in clause 2.1(a).

Tranche A Advance: Each amount which – as the context requires – is to be made available out of Tranche A or has been made available out of Tranche A and remains outstanding (irrespective of whether this amount constitutes the whole or only part of Tranche A).

Tranche A Available Commitment: The Tranche A Commitment less the Tranche A Loan but, in determining the amount of the Tranche A Available Commitment at the date a Notice of Drawdown for Tranche A is delivered, there will be deducted (without any double counting) from such amount each of the following:

(a)	Any Tranche A Commitment that is to be reduced or cancelled on or before the drawdown date referred to in such Notice of Drawdown.

(b)	The aggregate principal amount of any other Tranche A Advances to be made on or before the drawdown date referred to in such Notice of Drawdown.

Tranche A Commitment: For the Lender, the amount set opposite its name under the heading Tranche A Commitment in Schedule 1 to the extent not cancelled, transferred or reduced under this Agreement.

Tranche A Commitment Period: The period from the date of this Agreement until (and including) 29 June 2016 or such other dates as the Borrower and the Facility Agent (with the consent of the ECA Insurer) may agree.

Tranche A ECA Insurer Premium: The premium payable to the ECA Insurer pursuant to the ECA Insurer Cover Documents relating to Tranche A.

Tranche A ECA Sub-Tranche: Has the meaning given to that term in clause 2.1(a)(ii).

Tranche A Import Costs: Up to USD 53,775,000.00 being the amount of the Contract Price for Import Goods and Import Services allocated to Tranche A.

Tranche A Import Sub-Tranche: Has the meaning given to that term in clause 2.1(a)(i).

Tranche A Loan: At any time the aggregate of all Tranche A Advances then outstanding.

Tranche A Repayment Date: Each date specified as such in Schedule 6 (Repayment Schedule).

Tranche A Starting Point of Credit Date: 30 June 2015, being the mean delivery date of the delivery period (January 2015 to December 2015) under Tranche A.

Tranche B: The tranche of the Facility referred to in clause 2.1(b).

Tranche B Advance: Each amount which – as the context requires – is to be made available out of Tranche B or has been made available out of Tranche B and remains outstanding (irrespective of whether this amount constitutes the whole or only part of Tranche B).

Tranche B Available Commitment: The amount of the Tranche B Total Commitments less the Tranche B Loan but, in determining the amount of the Tranche B Available Commitment at the date a Notice of Drawdown for Tranche B is delivered, there will be deducted (without any double counting) from such amount each of the following:

(a)	Any Tranche B Commitment that is to be reduced or cancelled on or before the drawdown date referred to in such Notice of Drawdown.

(b)	The aggregate principal amount of any other Tranche B Advances to be made on or before the drawdown date referred to in such Notice of Drawdown.

Tranche B Commitment: For the Lender, the amount set opposite its name under the heading Tranche B Commitment in Schedule 1 to the extent not cancelled, transferred or reduced under this Agreement.

Tranche B Commitment Period: The period from 1 April 2016 until 29 June 2017 (both dates inclusive) or such other dates as the Borrower and the Facility Agent (with the consent of the ECA Insurer) may agree.

Tranche B ECA Insurer Premium: The premium payable to the ECA Insurer pursuant to the ECA Insurer Cover Documents relating to Tranche B.

Tranche B ECA Sub-Tranche: Has the meaning given to that term in clause 2.1(b)(ii).

Tranche B Import Costs: Up to USD 57,465,441.18, being the amount of the Contract Price for Import Goods and Import Services allocated to Tranche B.

Tranche B Import Sub-Tranche: Has the meaning given to that term in clause 2.1(b)(i).

Tranche B Loan: At any time the aggregate of all Tranche B Advances then outstanding.

Tranche B Repayment Date: Each date specified as such in Schedule 6 (Repayment Schedule).

Tranche B Starting Point of Credit Date: 30 June 2016, being the mean delivery date of the delivery period (January 2016 to December 2016) under Tranche B.

Tranche C: The tranche of the Facility referred to in clause 2.1(c).

Tranche C Advance: Each amount which – as the context requires – is to be made available out of Tranche C or has been made available out of Tranche C and remains outstanding (irrespective of whether this amount constitutes the whole or only part of Tranche C).

Tranche C Available Commitment: The amount of the Tranche C Total Commitments less the Tranche C Loan but, in determining the amount of the Tranche C Available Commitment at the date a Notice of Drawdown for Tranche C is delivered, there will be deducted (without any double counting) from such amount each of the following:

(a)	Any Tranche C Commitment that is to be reduced or cancelled on or before the drawdown date referred to in such Notice of Drawdown.

(b)	The aggregate principal amount of any other Tranche C Advances to be made on or before the drawdown date referred to in such Notice of Drawdown.

Tranche C Commitment: For the Lender, the amount set opposite its name under the heading Tranche C Commitment in Schedule 1 to the extent not cancelled. transferred or reduced under this Agreement.

Tranche C Commitment Period: The period from 1 April 2017 until 29 June 2018 (both dates inclusive) or such other dates as the Borrower and the Facility Agent (with the consent of the ECA Insurer) may agree.

Tranche C ECA Insurer Premium: The premium payable to the ECA Insurer pursuant to the ECA Insurer Cover Documents relating to Tranche C.

Tranche C ECA Sub-Tranche: Has the meaning given to that term in clause 2.1(c)(ii).

Tranche C Import Costs: Up to USD 57,465,441.18, being the amount of the Contract Price for Import Goods and Import Services allocated to Tranche C.

Tranche C Import Sub-Tranche: Has the meaning given to that term in clause 2.1(c)(i).

Tranche C Loan: At any time the aggregate of all Tranche C Advances then outstanding.

Tranche C Repayment Date: Each date specified as such in Schedule 6 (Repayment Schedule).

Tranche C Starting Point of Credit Date: 30 June 2017, being the mean delivery date of the delivery period (January 2017 to December 2017) under Tranche C.

Transaction Documents: The Finance Documents, the ECA Insurer Cover Documents and the Export Contracts, and Transaction Document means any of them.

1.2	Construction of terms. Unless a contrary intention appears, a reference in this Agreement to:

(a)	Successors. Natural persons, legal entities, partnerships or unincorporated associations includes any natural persons who, or legal entities, partnerships or unincorporated associations which, succeed in whole or in part to their rights or obligations under the Finance Documents by assignment, by assumption of obligations, by operation of law or otherwise.

(b)	Amended versions. The Finance Documents or other document or security is a reference to the Finance Documents or other document or security as amended, supplemented, novated or replaced from time to time.

(c)	Continuing event. An Event of Default, Potential Event of Default or Event of Mandatory Prepayment is continuing when it has not been remedied or waived.

(d)	Regulation. A regulation includes any regulation, rule, official directive, request or guideline (whether or not having the force of law but, if not having the force of law, being of a type with which any person to which it applies is accustomed to comply) of any governmental, intergovernmental or supranational body, agency, department or of any regulatory, self-regulatory or other authority or organisation.

1.3      A period equal in length. The determination of the extent to which a rate is for a period equal in length to an Interest Period will disregard any inconsistency arising from the last day of that Interest Period being determined pursuant to this Agreement.

1.4	Currency symbols. USD and dollars denote the lawful currency of the United States of America.

1.5	Headings. Headings in the Finance Documents have no legal significance and do not affect their interpretation.

1.6	Third party rights. The following will apply:

(a)	Rights under the Rights of Third Parties Act. Unless expressly provided to the contrary in a Finance Document, a person who is not a party to a Finance Document has no right to enforce or enjoy the benefit of any of its terms under the Contracts (Rights of Third Parties) Act 1999 (the Third Parties Act), provided that the ECA Insurer and a Participant may enforce its rights under, and enjoy the benefit of the terms of, the Finance Documents subject to the provisions of the Third Parties Act.

(b)	Consent of third parties not required. Notwithstanding any provision of the Finance Documents, no consent of any third party is required for any amendment (including any release or compromise of any liability) or termination of a Finance Document.

1.7        ECA Insurer override. Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement will oblige a Finance Party to act (or omit to act) in a manner that is inconsistent with any requirement of the ECA Insurer under or in connection with the terms of the ECA Insurer Cover Documents and, in particular:

(a)	each Finance Party is authorised to take all such actions as it may deem necessary to ensure that all requirements of the ECA Insurer Cover Documents are complied with; and

(b)	a Finance Party will not be obliged to do anything if, in its opinion, to do so could result in a breach of any requirements of the ECA Insurer under or in connection with, or affect the validity, of the ECA Insurer Cover Documents;

provided always that nothing in clause 1.7 will affect the Borrower’s obligations.

2.	The Facility

2.1       Amount and purpose. Subject to the terms of this Agreement, the Lender makes available to the Borrower each of the following facilities to be used as set out below:

(a)	Tranche A. A credit facility in the aggregate principal amount of the Tranche A Commitment:

(i)	to:

1)	reimburse up to 85% of the Tranche A Import Costs, and

2)	reimburse Local Costs with respect to Tranche A up to an equivalent of 30 % of the amount of the Tranche A Import Costs –

the aggregate of the amounts to be made available under sub-paragraphs 1) and 2) not to exceed USD 45,708,750.00 million, being the “eligible contract value”: the Tranche A Import Sub-Tranche; and

(ii)	to pay or reimburse up to 100% of the Tranche A ECA Insurer Premium (which percentage will not exceed USD 2,103,750.00 million) – the Tranche A ECA Sub-Tranche.

(b)	Tranche B. A credit facility in the aggregate principal amount of the Tranche B Commitment:

(i)	to:

1)	reimburse up to 85% of the Tranche B Import Costs, and

2)	reimburse Local Costs with respect to Tranche B up to an equivalent of 30 % of the amount of the Tranche B Import Costs –

the aggregate of the amounts to be made available under sub-paragraphs 1) and 2) not to exceed USD 48,845,625.00 million, being the “eligible contract value”: the Tranche B Import Sub-Tranche; and

(ii)	to pay or reimburse up to 100% of the Tranche B ECA Insurer Premium (which percentage will not exceed USD 2,248,125.00 million) – the Tranche B ECA Sub-Tranche.

(c)	Tranche C. A credit facility in the aggregate principal amount of the Tranche C Commitment:

(i)	to:

1)	reimburse up to 85% of the Tranche C Import Costs, and

2)	reimburse Local Costs with respect to Tranche C up to an equivalent of 30 % of the amount of the Tranche C Import Costs –

the aggregate of the amounts to be made available under sub-paragraphs 1) and 2) not to exceed USD 48,845,625.00 million, being the “eligible contract value”: the Tranche C Import Sub-Tranche; and

(ii)	to pay or reimburse up to 100% of the Tranche C ECA Insurer Premium (which percentage will not exceed USD 2,248,125.00 million) – the Tranche C ECA Sub-Tranche.

2.2        Calculation of the USD equivalent amount. The US dollar equivalent amount of an Advance to reimburse amounts paid in Brazilian Reais will be determined as follows: where a Notice of Drawdown relates to the Reais part of a Contract Price, the Reais amount in question will be converted into US dollars. Such conversion will be calculated on the basis of the monthly average USD/BRL exchange rate by reference to the month in which the relevant invoice was paid and adhering to the exchange rates published by Brazil’s Central Bank under the transaction PTAX800, in the SISBACEN (Central Bank System), ask rate.

2.3        Reduction in Commitment – No drawdown or reduced drawdown by first repayment date. If no drawdown under a Tranche has taken place by the first Repayment Date applicable to that Tranche, the Commitment for that Tranche will be reduced by 1/17th of the principal of such Tranche. If on the first Repayment Date applicable to a Tranche the amount outstanding under the relevant Tranche is less than 1/17 of the principal amount of that Tranche, an amount equal to the difference between such outstanding amount and 1/17th of the principal amount of the relevant Tranche will be deemed to be repaid and an equal amount of Commitment under such Tranche will be cancelled.

2.4        Borrower liable for any shortfall. Any amount payable under any Export Contract or of an ECA Insurer Premium and any other amount that is not eligible for financing under this Agreement must be paid by the Borrower as and when due.

2.5        No verification. Neither the Facility Agent nor the Lender will be obliged to monitor or verify the application of an amount borrowed under this Agreement.

2.6	Subject to Clause 4.2, the Borrower is not obliged to drawdown part or all the amount of any tranche under the Facility.

3.	Availability

3.1	Conditions precedent. The following will apply:

(a)	Schedule 3 documents. A Notice of Drawdown (for the relevant Tranche – to the extent appearing in Schedule 3) may not be given until the Facility Agent has notified the Lender and the Borrower that it has received the documents and evidence set out in Schedule 3 in form and substance satisfactory to it or the Facility Agent has waived the requirement of receipt of such documents or evidence that have not been received. The documents and evidence that are to be received must be received at least 10 Business Days before receipt of the first Notice of Drawdown.

(b)	Notice from the Facility Agent. The Facility Agent will give the notification referred to in clause 3.1(a) promptly upon being so satisfied.

3.2        Drawdown conditions. An Advance will be made by the Lender through the Facility Agent if each of the following conditions is fulfilled:

(a)	Notice of Drawdown. The Facility Agent has received a Notice of Drawdown (which will be irrevocable) no later than 10.00am (Frankfurt time) 7 Business Days before the day on which the drawdown is proposed to be made, which identifies the Tranche and the Sub-Tranche to which it applies and which is accompanied by the documents and evidence as required by the Notice of Drawdown in form and substance satisfactory to the Facility Agent. However, no Notice of Drawdown will be required specifically relating to an Advance under an ECA Sub-Tranche.

(b)	During relative Commitment Period. The date on which an Advance from a Tranche is made is a Business Day which falls during the Commitment Period for the same Tranche.

(c)	Principal amount. The principal amount of the proposed Advance:

(i)         as stated in the Notice of Drawdown for any Advance under an Import Sub-Tranche, is a minimum of USD 2,000,000 (or such other amount as the Facility Agent may agree); and

(ii)        together with the amount of the ECA Premium to be paid by way of an additional Advance pursuant to clause 4.1(b) (Advance to pay ECA Insurer) equal to or less than both the Available Commitment of the Tranche in question and the maximum undrawn amount of the relative Sub-Tranches on the date when the Advance is made.

(d)	In accordance with the Export Contracts. If the Advance is to be made from an Import Sub-Tranche of a Tranche, the amount requested in the Notice of Drawdown is in accordance with the relative Export Contract(s).

(e)	No default. Both on the date of the Notice of Drawdown and on the date of drawdown of the proposed Advance no Event of Default, Potential Event of Default or Event of Mandatory Prepayment has occurred and is continuing or might result from the drawdown of the proposed Advance.

(f)	Representations correct. Both on the date of the Notice of Drawdown and on the date of drawdown of the proposed Advance the representations and warranties set out in clause 11 which are to be repeated on such dates are true in all material respects.

3.3        Examination of documents by the Facility Agent. The Facility Agent’s responsibility for the examination of any documents received with respect to the Export Contracts or the financing thereof under this Agreement will be limited to ascertaining that they appear on their face to be in accordance with their description within the meaning of such term under article 14 of the Uniform Customs and Practices for Documentary Credits, International Chamber of Commerce Publication 600, provided that the Facility Agent must check that each Notice of Drawdown has been signed by an Authorised Signatory of both the Borrower and a Contractor or, as the case may be, by an Authorised Signatory of the Borrower.

3.4        Reduction in Import Costs. If the Tranche A Import Costs, the Tranche B Import Costs or the Tranche C Import Costs are reduced before the end of the Commitment Period for the same Tranche, the Commitment in respect of the Import Sub-Tranche in question will be reduced by such an amount as will ensure that the amount of such Import Sub-Tranche will not exceed the aggregate of the following:

(a)	Import Costs reduction. 85% of the reduced Import Costs in question.

(b)	Local Costs reduction. In respect of the amount available to reimburse the Local Costs in question, 30% of the reduced Import Costs in question.

The reductions referred to above will be effected by the Facility Agent delivering to the Borrower a revised clause 2 (Amount and purpose) and Schedule 1 (Commitment) that will replace the previous clause 2 and Schedule 1 as soon as practicable.

3.5	Cancellation of the Tranche A/Tranche B/Tranche C Commitments by the Borrower. The following will apply:

(a)	Permitted. The Borrower may, on giving to the Facility Agent not less than 15 Business Days’ prior notice, cancel the undrawn amount in whole or in part (any part being at least USD 5,000,000 and in multiples of USD 500,000) of the Commitment of any Tranche. Any such cancellation will be apportioned between the Sub-Tranches of the relative Tranche in such manner as the Facility Agent may determine in light of the requirements of the ECA Insurer.

(b)	ECA Insurer’s fee. Even if the Commitment of any Tranche is cancelled in whole or in part, a processing fee or the whole of the ECA Insurer Premium may still be payable to the ECA Insurer. If this is the case, the Borrower agrees that, notwithstanding any such cancellation, it will pay (or reimburse the Facility Agent in respect of) any invoice from the ECA Insurer for a processing fee or in respect of its premium for the proposed transaction.

(c)	Switching between Tranches. With the consent of the Lender and the ECA Insurer any amount cancelled under clause 3.5 may be transferred to another Tranche.

3.6        Advances after Commitment Period. The Lender will be entitled to refuse to make any Advance for which a Notice of Drawdown is received by it after the end of the relative Commitment Period. The Facility Agent may, however, agree (with the Lender’s and the ECA Insurer’s consent) to extend a Commitment Period.

4.	ECA Insurer Premium

4.1	ECA Insurer Premium. The following will apply.

(a)	Due pro rata to Advances made. The ECA Insurer Premium (at a rate of 4.40%) is due on the amount of each Advance made to reimburse the aggregate amount of Import Costs, Local Costs and the ECA Insurer Premium, which is due in respect of such Advance.

(b)	Advance to pay ECA Insurer. In accordance with clause 4.1(a), the Facility Agent is authorised and instructed by the Borrower, and the Lender also agrees, to make – on each day on which an Advance is due to be made under the Tranche A Import Sub-Tranche, the Tranche B Import Sub-Tranche or the Tranche C Import Sub-Tranche – an additional Advance under the ECA Sub-Tranche of the Tranche in question and to pay the proceeds of such additional Advance to the ECA Insurer in satisfaction of the amount of the ECA Insurer Premium due.

4.2        Borrower liable without Notice of Drawdown. Notwithstanding that the Borrower does not sign a Notice of Drawdown for an Advance pursuant to clause 4.1(b), the Borrower acknowledges and agrees as follows:

(a)	Loan. Payments made by the Facility Agent pursuant to clause 4.1(b) constitute part of the Loan under the relative Tranche.

(b)	Borrower liable. The Borrower is the only person indebted as principal debtor in respect of such amounts irrespective of any rights that it may have under the Export Contracts or otherwise.

4.3        Details of ECA Insurer Premium. The exact amount of the ECA Insurer Premium will be calculated by the Facility Agent on the basis of the ECA Insurer Cover Documents. The Facility Agent will promptly send to the Borrower, the Lender and the ECA Insurer a statement setting out each such calculation at least 5 days before each amount of the ECA Insurer Premium is paid.

4.4        Recalculation of premium amount. If, in the event of cancellation or voluntary prepayment of a loan amount at any time, the ECA Insurer decides to refund any ECA Insurer Premium and recalculates the amount thereof, the Facility Agent will provide the Borrower with a copy of such recalculation. The refunded amount shall be set-off against the repayment instalments as described below under 4.5.

4.5        Refund due to the Borrower. If the amount that has been financed by Advances under the relative ECA Sub-Tranche is more than the relative recalculated ECA Insurer Premium, the excess amount will be due to the Borrower after the Facility Agent has received such amount and the final invoice from the ECA Insurer. Payment of this excess amount will be made by the Lender applying the excess amount in or towards prepayment of repayment instalments outstanding under this Agreement. This prepayment will be done by the amount due being set off rateably against repayment instalments of the relative ECA Sub-Tranche then outstanding under this Agreement without any prior notice by the Lender to the Borrower regarding such set-off. The Facility Agent will inform the Borrower of any such set-off without delay.

4.6        Additional amount due from the Borrower. If the amount that has been financed by Advances under the relative ECA Sub-Tranche is less than the relative recalculated ECA Insurer Premium, the Borrower must upon receipt of the invoice pay the balance due to the ECA Insurer or, as the case may be, to the Facility Agent.

5.	Repayment and Prepayment

5.1	Repayment of the Tranche A Loan. The following will apply:

(a)	On Tranche A Repayment Dates. The Borrower must repay the amount of the Tranche A Loan in 17 semi-annual and consecutive instalments, one such instalment being due on each Tranche A Repayment Date, provided that if the Tranche A Commitment is reduced under clause 2.3 (Reduction in Commitment – No drawdown or reduced drawdown by first repayment date), the previous reference to “17” will be replaced by “16”. Each subsequent repayment instalment under Tranche A will be equal to 1/16 of the aggregate principal amount of Tranche A outstanding on the second Tranche A Repayment Date prior to the repayment being made.

If more than one repayment instalment under Tranche A falls due before the end of the Tranche A Commitment Period, such applicable differences shall be deemed to be repaid and cancelled in a similar manner as described in clause 2.3. The previous paragraph will then apply with the appropriate modifications.

Repayment instalments will be allocated to repay all Tranche A Sub-Tranches pro rata.

(b)	Amendments to the Repayment Schedule. In the event that there will be changes to the Repayment Schedule in accordance with this agreement, the Facility Agent will send the Lender, The ECA Insurer and the Borrower a new Repayment Schedule accordingly.

5.2	Repayment of the Tranche B Loan. The following will apply:

(a)	On Tranche B Repayment Dates. The Borrower must repay the amount of the Tranche B Loan in 17 semi-annual, equal and consecutive instalments, one such instalment being due on each Tranche B Repayment Date, provided that if the Tranche B Commitment is reduced under clause 2.3 (Reduction in Commitment – No drawdown or reduced drawdown by first repayment date), the previous reference to “17” will be replaced by “16”. Each subsequent repayment instalment under Tranche B will be equal to 1/16 of the aggregate principal amount of Tranche B outstanding on the second Tranche B Repayment Date prior to the repayment being made.

If more than one repayment instalment under Tranche B falls due before the end of the Tranche B Commitment Period, such applicable differences shall be deemed to be repaid and cancelled in a similar manner as described in clause 2.3. The previous paragraph will then apply with the appropriate modifications.

Repayment instalments will be allocated to repay all Tranche B Sub-Tranches pro rata.

(b)	Amendments to the Repayment Schedule. In the event that there will be changes to the Repayment Schedule in accordance with this agreement, the Facility Agent will send the Lender, The ECA Insurer and the Borrower a new Repayment Schedule accordingly.

5.3	Repayment of the Tranche C Loan. The following will apply:

(a)	On Tranche C Repayment Dates. The Borrower must repay the amount of the Tranche C Loan in 17 semi-annual, equal and consecutive instalments, one such instalment being due on each Tranche C Repayment Date, provided that if the Tranche C Commitment is reduced under clause 2.3 (Reduction in Commitment – No drawdown or reduced drawdown by first repayment date), the previous reference to “17” will be replaced by “16”. Each subsequent repayment instalment under Tranche C will be equal to 1/16 of the aggregate principal amount of Tranche C outstanding on the second Tranche C Repayment Date prior to the repayment being made..

If more than one repayment instalment under Tranche C falls due before the end of the Tranche C Commitment Period, such applicable differences shall be deemed to be repaid and cancelled in a similar manner as described in clause 2.3. The previous paragraph will then apply with the appropriate modifications.

Repayment instalments will be allocated to repay all Tranche C Sub-Tranches pro rata.

(b)	Amendments to the Repayment Schedule. In the event that there will be changes to the Repayment Schedule in accordance with this agreement, the Facility Agent will send the Lender, The ECA Insurer and the Borrower a new Repayment Schedule accordingly.

5.4       Voluntary prepayment. The Borrower may prepay the Loan, or any part of it which is USD 5,000,000 or a whole multiple of that amount, without premium or penalty on any Interest Payment Date on giving to the Facility Agent not less than 10 Business Days’ prior notice.

5.5	Miscellaneous provisions. The following will apply:

(a)	Notices of cancellation/prepayment. Any notice of cancellation or of prepayment under this Agreement is irrevocable and must specify the relevant date and the amount involved.

(b)	Cancellation/prepayment. No cancellation or prepayment is allowed except as provided in this Agreement.

(c)	Appropriation of prepayments. Save where a clause provides for prepayment of a specified Tranche or Sub-Tranche, any partial prepayment of the Loan will be apportioned between the Tranches (and between the Sub-Tranches within each Tranche) pro rata and will in any event be applied against the remaining repayment instalments of the Loan in inverse chronological order.

(d)	No reborrowing. The Borrower may not reborrow any amount that is prepaid.

5.6	Change-of-Control Event. The following will apply:

(a)	Definitions. For the purposes of clause 5.6:

(i)	a Change-of-Control Event occurs if the Parent or Telecom Italia S.p.a. ceases to control directly or indirectly more than 50% (fifty per cent) of the issued share capital of the Borrower; and

(ii)	control means (1) the ownership of more than fifty percent (50%) of the share capital or the voting rights of an entity; or (2) the power to appoint or remove the majority of members of the governing bodies of an entity.

(b)	Borrower to notify Facility Agent; Consultation. If a Change-of-Control Event occurs:

(i)	the Borrower must promptly inform the Facility Agent in writing;

(ii)	the Lender will not be obliged to make any Advance; and

(iii)	the Facility Agent, the Lender and the Borrower will enter into consultations (for a period of not more than 30 (thirty) days) with a view to determining a basis on which the Lender may (in its absolute discretion) be prepared to continue maintaining its Commitment and Loan under the Facility.

(c)	Effect of event. At any time after the earlier of:

(i)	the lapse of 30 (thirty) days from the date on which the Facility Agent has received notice from the Borrower under clause 5.6(b)(i); and

(ii)	the lapse of 35 (thirty five) days from the occurrence of the Change-of-Control Event,

the Facility Agent may by notice or notices to the Borrower:

(iii)	cancel the Total Commitments; and/or

(iv)	declare that all or any part of the amounts outstanding under the Finance Documents are immediately due and payable.

(d)	Effect of notice. Any such notice will take effect in accordance with its terms.

5.7	ECA Event of Mandatory Prepayment. The following will apply:

(a)	Obligations of the ECA Insurer. It will be an ECA Event of Mandatory Prepayment if any obligation expressed to be assumed by the ECA Insurer under the ECA Insurer Cover Documents is not or ceases to be (in whole or in part) a valid, binding and enforceable obligation of, or is rescinded or repudiated by, the ECA Insurer.

(b)	Facility Agent to notify Borrower. If an ECA Event of Mandatory Prepayment occurs, the Facility Agent must notify the Borrower and the Lender promptly after becoming aware that it has occurred.

(c)	Effect of event. The Facility may at any time after the occurrence of an Event of Mandatory Prepayment by notice to the Borrower:

(i)	cancel the Total Commitments; and/or

(ii)	declare that all or any part of the amounts outstanding under the Finance Documents relating to the same Tranche as the affected ECA Insurer Cover Documents are immediately due and payable. Such amounts shall be paid by the Borrower as soon as possible but in any event within 10 Business Days.

Any such notice will take effect in accordance with its terms.

6.	Interest

6.1       Interest Periods. Interest will be calculated on the Loan by reference to successive Interest Periods. The first Interest Period for each Advance will start on the date of drawdown of that Advance and each subsequent Interest Period will begin on the Interest Payment Date of the previous Interest Period. Each Interest Period for an Advance will be 6 months (the exact length of each Interest Period to be determined by the Facility Agent in accordance with market practice), except in each of the following circumstances:

(a)	Consolidation of Interest Periods. The first Interest Period for an Advance disbursed after the first Advance must end on the same day as the Interest Period then applicable to the first Advance but, if this would result in an Interest Period of less than 5 Business Days, such first Interest Period must end on the same day as the next following Interest Period applicable to the first Advance. From that day all such Advances will be consolidated into, and treated as, a single Advance.

(b)	Not beyond Repayment Date. An Interest Period must end on a Repayment Date and, to the extent necessary, an Interest Period may be of less than 6 months ending on such date.

6.2       Calculation of interest. The rate of interest on each Advance for each Interest Period is the percentage rate per annum equal to the aggregate of the Margin and the LIBOR Reference Rate.

6.3       Payment and calculation bases. The Borrower must pay to the Lender accrued interest on each Advance on each Interest Payment Date. Interest will be calculated on the basis of the actual number of days elapsed and a 360 day year for each Advance.

6.4       Default interest. Subject to clause 6.5, if the Borrower fails to pay any amount payable by it under the Finance Documents on its due date, the Borrower must pay to the Lender interest on any such overdue amount for each day from its due date up to the date of actual payment (both before and after judgment) at a percentage rate per annum that is two per cent. per annum above the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted an Advance in the currency of the overdue amount. For this purpose the Facility Agent may (acting reasonably) do each of the following in respect of any unpaid amounts under the Finance Documents:

(a)	Interest Periods. Select successive Interest Periods of any duration of up to three months.

(b)	Rate Fixing Day. Determine the appropriate Rate Fixing Day for each such Interest Period.

Any interest accruing under clause 6.4 will be immediately payable by the Borrower to the Lender on demand by the Facility Agent.

6.5       Overdue principal during Interest Period. Notwithstanding clause 6.4, if any overdue amount is all or part of an Advance that became due and payable prior to the last day of its current Interest Period, then each of the following will apply:

(a)	First Interest Period. The first Interest Period for such overdue amount will be the unexpired portion of such current Interest Period.

(b)	Applicable interest rate. The rate of interest on such overdue amount for that first Interest Period will be two per cent. per annum above the rate then payable on the Advance in question.

(c)	Subsequent Interest Periods. After the expiry of the first Interest Period for such overdue amount, the rate on the overdue amount will be calculated in accordance with clause 6.4.

6.6       Compounding of default interest. Default interest (if unpaid) arising on an overdue amount will be compounded with the overdue amount at the end of each Interest Period applicable to that overdue amount, but will remain immediately due and payable.

6.7       Notification of rates of interest and Break Costs. The Facility Agent will promptly notify the Borrower of the determination of an interest rate and of any Break Costs under this Agreement.

7.	Alternative Interest Rate; Break Costs

7.1       Market disruption. If a Market Disruption Event occurs in relation to the Loan for any Interest Period, then the rate of interest on the Loan for that Interest Period will be the percentage rate per annum which is the sum of each of the following:

(a)	Margin. The Margin.

(b)	Lender’s funding costs. The rate notified by the Facility Agent to the Borrower at least one Frankfurt/London Banking Day before the first day of that Interest

Period, to be that which expresses as a percentage rate per annum the cost to the Lender of obtaining funding for the Loan from the Participants.

7.2	Disruption event. Any of the following is a Market Disruption Event referred to in clause 7:

(a)        No LIBOR. At or about noon (Frankfurt time) on the Rate Fixing Day for any Interest Period the LIBOR Reference Rate is not accessible and cannot be determined.

(b)        Lender’s funding cost not at LIBOR. In relation to any Interest Period the Facility Agent notifies the Borrower at the latest during the second Frankfurt/London Banking Day before the relevant Interest Period that the cost to the Lender of obtaining funding for the Loan from the Participants would be in excess of the LIBOR Reference Rate.

7.3        Negotiation clause. If a Market Disruption Event occurs the Facility Agent will, at the Borrower’s request, enter into negotiations (for a period of not more than 30 days) with a view to agreeing a substitute basis for determining the interest rate.

7.4	Break Costs. The Borrower must pay the Facility Agent the Break Costs attributable to each of the following:

(a)        Repayment not on an Interest Payment Date. All or any part of the Loan or an overdue amount being paid on a day other than the last day of an Interest Period for that Loan or overdue amount.

(b)        Amount funded not drawn down. The Lender or any Participant funding, or making arrangements to fund, an Advance requested in a Notice of Drawdown where such Advance is not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by the Lender or that Participant alone).

8.	Taxes

8.1        No deductions. All payments by the Borrower under the Finance Documents must be made without any deduction or withholding for, or on account of, any taxes, levies or other charges or withholdings of a similar nature (including any related penalty or interest) (a Tax Deduction). If a Tax Deduction is required by law to be made by the Borrower, the amount of the payment due from the Borrower must be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

8.2        Notification of withholding. If the Borrower becomes aware that the Borrower must make a Tax Deduction (or that there is a change in the rate or the basis of a Tax Deduction), it must promptly notify the Facility Agent. Similarly, the Lender must notify the Facility Agent on becoming so aware in respect of a payment payable to it. If the Facility Agent receives such notification from the Lender, it must notify the Borrower.

8.3	If deduction is required. If the Borrower is required to make a Tax Deduction, the following will apply:

(a)	Minimum deduction. The Borrower must make the minimum Tax Deduction required.

(b)	Payment. The Borrower must make any payment required in connection with that Tax Deduction within the time allowed by law.

(c)	Evidence of payment. Within 30 days of making either a Tax Deduction or a payment required in connection with a Tax Deduction, the Borrower must deliver to the Facility Agent or the Lender evidence reasonably satisfactory to it that the Tax Deduction has been made or (as applicable) that the appropriate payment has been paid to the relevant taxing authority.

8.4	Tax indemnity. The following will apply:

(a)	Scope. Except as provided in clause 8.4(b) and clause 8.5 (No recovery for tax gross-up) the Borrower must indemnify a Protected Party against any loss or liability which it determines will be or has been suffered (directly or indirectly) by it for, or on account of, tax in relation to a payment received or receivable (or any payment deemed to be received or receivable) under this Agreement or any Funding Agreement.

(b)	Excluded payments. Clause 8.4(a) does not apply to any tax assessed on a Protected Party under the laws of any jurisdiction in which:

(i)	the Protected Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which it is treated as resident for tax purposes; or

(ii)	the Lender’s Facility Office is located in respect of amounts received or receivable in that jurisdiction,

if that tax is imposed on or calculated by reference to the net income received or receivable by the Protected Party or the Lender, as the case may be. However, any payment deemed to be received or receivable will not be treated as net income received or receivable for this purpose.

8.5        No recovery for tax gross-up. Clause 8.4(a) does not apply to the extent that a loss or liability is compensated for by an increased payment under clause 8.1 (No deductions).

8.6        Notification of claim. If a Protected Party intends to make a claim under clause 8.4 (Tax indemnity), it must notify the Facility Agent of the event which will give, or has given, rise to the claim and the Facility Agent will then notify the Borrower.

8.7        Tax Credit. If the Borrower makes a payment under clause 8.1 (No deductions) or clause 8.4 (Tax indemnity) (a Tax Payment) and the Facility Agent (in its sole discretion) determines that:

(a)	Relief from tax. A credit, relief, remission or repayment in respect of tax is attributable to an increased payment of which that Tax Payment forms part, to that Tax Payment or to a Tax Deduction in consequence of which that Tax Payment was required; and

(b)	Relief used. It has obtained and utilised such credit, relief, remission or repayment,

it must pay an amount to the Borrower which the Facility Agent (acting reasonably) determines will leave it (after that payment) in the same after-tax position as it would have been in, if the Borrower had not made the Tax Payment.

8.8        Stamp taxes. The Borrower must indemnify the Lender against any stamp duty, registration or other similar tax (together with any related penalty or interest) payable in respect of a Finance Document.

8.9	Indirect Tax. The following will apply:

(a)	Amounts are Indirect Tax exclusive. All amounts expressed to be payable under a Finance Document by the Borrower to the Lender which (in whole or in part) constitute the consideration for any supply for the purposes of any Indirect Tax are deemed to be exclusive of any Indirect Tax which is chargeable on such supply. Accordingly if any Indirect Tax is chargeable on any supply made by the Lender to the Borrower under a Finance Document and the Lender is required to account to the relevant tax authority for the Indirect Tax, the Borrower must pay to the Lender (in addition to and at the same time as paying the consideration) an amount equal to the amount of the Indirect Tax (and the Lender must promptly provide an appropriate Indirect Tax invoice to the Borrower – if applicable).

(b)	Indirect Tax on costs and expenses. Where a Finance Document requires the Borrower to reimburse or indemnify the Lender or the Facility Agent for any costs or expenses, the Borrower must at the same time pay or indemnify such Party against all Indirect Tax incurred by the Lender and the Facility Agent (or either of them) in respect of the costs or expenses to the extent that the Lender or the Facility Agent reasonably determines that it is not entitled to credit or repayment in respect of the Indirect Tax from the relevant tax authority.

9.	Illegality

9.1        Illegality – Notice to the Borrower. If it is unlawful for the Lender to make or obtain funding for any part of an Advance or for any Finance Party to perform its obligations under this Agreement or any Funding Agreement, the affected party must notify the Facility Agent promptly upon becoming aware that it is so unlawful and each of the following will apply:

(a)	Effect. The Facility Agent must promptly notify the Borrower that:

(i)	the Borrower must prepay the Loan together with accrued interest thereon and all other amounts payable by the Borrower to the Lender under the Finance Documents on the date determined under clause 9.1(b); and

(ii)	the Commitment of the Lender is immediately cancelled.

Any such notice will take effect in accordance with its terms.

(b)	When due. The date for the payment will be the earlier of:

(i)	the last day of the current Interest Period; and

(ii)	the date specified by the Facility Agent in its notification to the Borrower, which date must be the latest day allowed by law.

10.	Mitigation

10.1      Extra cost or illegality. The Finance Parties must, in consultation with the Borrower, take all reasonable steps to mitigate any circumstances which result or would result in any amount becoming payable under, or cancelled pursuant to, clause 8 (Taxes) or clause 9

(Illegality), including transferring its rights and obligations under the Finance Documents to an Affiliate or changing its Facility Office.

10.2      Borrower’s indemnity. The Borrower must indemnify a Finance Party for all costs and expenses reasonably incurred and duly documented by it as a result of any step taken by it under clause 10.1.

10.3      Borrower’s obligations remain. Clause 10.1 does not in any way limit the Borrower’s obligations under the Finance Documents.

10.4      No adverse effect. No Finance Party is obliged to take any step under clause 10.1 if, in its opinion (acting reasonably), to do so might be prejudicial to it.

10.5      Conduct of business by the Finance Parties. No term of this Agreement will do any of the following:

(a)	Free to arrange its affairs. Interfere with the right of a Finance Party to arrange any of its affairs in whatever manner it thinks fit.

(b)	No need to make a claim. Oblige a Finance Party to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim.

(c)	No disclosure. Oblige a Finance Party to disclose any information relating to any of its affairs or any tax computation.

11.	Representations and Warranties

11.1	Legal representations. The Borrower makes the following representations and warranties to each Finance Party:

(a)	Status. The Borrower is duly incorporated and validly existing as a company “sociedade anônima” with limited liability under the laws of the Relative Country and it has power to carry on its business as it is now being conducted and to own its property and other assets.

(b)	Corporate power. The Borrower has power to enter into and perform, and has taken all necessary action to authorise the entry into and performance of, the Transaction Documents to which it is a party and the transactions contemplated by those Transaction Documents, and no limitation on the Borrower’s powers to borrow will be exceeded as a result of borrowing the Total Commitments.

(c)	Binding obligations. Subject to any general principles of law limiting its obligations and referred to in a legal opinion supplied under clause 3.1 (Conditions precedent), the Transaction Documents constitute its legal, valid, binding and enforceable obligations.

(d)	Pari passu ranking. The Borrower’s payment obligations under the Finance Documents rank not less than pari passu in right of payment with all other present and future unsecured and unsubordinated obligations under any of its debt instruments except for obligations mandatorily preferred by law applying to companies generally.

(e)	Governing law and enforcement. In any proceedings taken in the Relative Country in relation to a Finance Document:

(i)	the choice of the governing law of that Finance Document;

(ii)	if it is a party to such Finance Document, the submission by the Borrower to the jurisdiction of the courts of the governing law of that Finance Document; and

(iii)	any judgment obtained in the jurisdiction of the governing law of that Finance Document,

will be recognised and enforced.

11.2      Representations regarding the Project. The Borrower further makes the following representations and warranties to each Finance Party:

(a)	Authorisations. The Borrower has obtained all necessary material consents, authorisations, licences or approvals of governmental or public bodies or authorities in connection with the Transaction Documents and the Project and all such consents, authorisations, licenses or approvals are in full force and effect and admissible in evidence.

(b)	Funding for the Project. The Borrower is in the financial position to finance all costs in relation to the Project.

(c)	Export Contracts. In relation to the Export Contracts:

(i)	the Export Contracts to which the Borrower is a party are legal, valid and enforceable, and all conditions precedent to their coming into force (if any)

were satisfied in accordance with the terms of the relative Project Document;

(ii)	the Borrower entered into the Export Contracts to which it is a party on an arm’s length basis;

(iii)	copies of the Export Contracts provided to the Facility Agent are true, complete and up-to-date. There are no contracts, agreements or other arrangements in existence that amend, modify or vary the Export Contracts to which the Borrower is a party;

(iv)	no party to the Export Contracts to which the Borrower is a party is in breach of any of its obligations under them (other than any breach that is technical or otherwise immaterial) or has repudiated or done or caused to be done any act or thing evidencing an intention to repudiate any such Export Contract;

(v)	the Borrower has not received or given written notice of a failure or inability by any party to the Export Contracts to which the Borrower is a party to comply with any of its obligations under them;

(vi)	no event or circumstance has occurred that gives rise to a right to terminate early, suspend performance under, repudiate or cancel the Export Contracts to which the Borrower is a party; and

(vii)	there are no claims, liabilities or obligations in existence between the Borrower and a counterparty to the Export Contracts to which the Borrower is a party or any other person, which are or could reasonably be expected to be detrimental to the Finance Parties’ rights under or in relation to the relative Export Contract or the Finance Documents.

(d)	Information true. In relation to information:

(i)	all factual information supplied by or on behalf of the Borrower to the Lender or the Facility Agent in connection with this Agreement and also all factual information supplied by or on behalf of the Borrower to be forwarded to the ECA Insurer either in connection with the application to obtain, or pursuant to, the export credit insurance of Finland for the Facility was, in each case, true and accurate (or, in the case of information prepared by any other person, was true and accurate to the Borrower’s knowledge) in all material respects as at the date it was provided or as at the date (if any) at which it is stated to be given;

(ii)	all forecasts and projections supplied by or on behalf of the Borrower to the Lender or the Facility Agent in connection with this Agreement were prepared (as at the date they were provided or as at the date (if any) at which they are stated to be given) on the basis of recent historical information and assumptions believed by the Borrower to be fair and reasonable and arrived at after careful consideration;

(iii)	all expressions of opinion, expectation, intention or policy supplied by or on behalf of the Borrower to the Lender or the Facility Agent in connection with this Agreement were made after careful consideration and enquiry and are believed by the Borrower to be fair and reasonable as at the date they were provided or as at the date (if any) at which they are stated to be given, and can be properly supported;

(iv)	such factual information and those forecasts and projections did not omit, as at their respective dates, any matters which, if disclosed, would make such factual information or, as the case may be, those forecasts and projections untrue or misleading in any material adverse respect; and

(v)	as at the date of this Agreement, nothing has occurred since the date of such factual information or those forecasts and projections or those expressions of opinion, expectation, intention or policy which, if disclosed, would make such factual information, or those forecasts and projections or, as the case may be, those expressions of opinion, expectation, intention or policy untrue or misleading in any material adverse respect.

(e)	Compliance with information to the ECA Insurer. The Borrower is in compliance in all material respects with all statements made by it or on its behalf that were forwarded to the ECA Insurer either in connection with the application to obtain, or pursuant to, the export credit insurance of Finland for the Facility.

(f)	Improper payment. The Borrower has not committed, and no person to its present knowledge has committed, any of the following acts:

(i)	the offering, giving, receiving or soliciting of any improper advantage to influence the action of a person holding a public office or function or a director or employee of a public authority or public enterprise or a director or official of a public international organisation in connection with any procurement process or in the execution of any contract in connection with the Project; or

(ii)	any act which improperly influences or aims improperly to influence the procurement process or the implementation of the Project to the detriment of the Borrower, including collusion between tenderers.

11.3	Commercial representations. The Borrower further makes the following representations and warranties to each Finance Party:

(a)	Non-conflict with obligations. The execution and delivery of, the performance of its obligations under and compliance with the provisions of the Transaction Documents to which it is a party do not and will not:

(i)	contravene or conflict in any material respect with any existing applicable law, or regulation, or any judgement, decree or authorisation to which it is subject;

(ii)	contravene or conflict in any material respect with, or result in any material breach of any of the terms of, or constitute a material default under any other agreement or other instrument binding upon it which might reasonably be expected to have a material adverse effect on its ability to perform its obligations under the Transaction Documents to which it is a party; or

(iii)	contravene or conflict with any provision of its statutes or by-laws.

(b)	Most recent accounts. The latest available consolidated audited accounts of the Borrower and the Parent have been prepared on a basis consistent with previous years and have been approved by its auditors as representing a true and fair view of the results of its operations for that year and accurately disclose or reserve against all the liabilities (actual or contingent) of the Borrower and the Parent.

(c)	No Material Adverse Change. There has been no Material Adverse Change since 30 September 2015.

(d)	No default. No event or circumstance which constitutes an Event of Default has occurred and is continuing unremedied or unwaived

(e)	No litigation. No material litigation, arbitration, administrative proceedings or investigation is current or to the best of its knowledge is threatened or pending before any court, arbitral body or agency which has resulted or, if adversely determined is reasonably likely to result, in a Material Adverse Change, nor is there subsisting against it or any of its Subsidiaries any unsatisfied judgement or award.

11.4      Times when made. The following applies in relation to representations and warranties set out in clauses 11.1, 11.2 and 11.3:

(a)	First made. They will be made on the date of this Agreement.

(b)	Repeated. Unless a representation is expressed to be given at a specific date and except for clause 11.3(c) (No Material Adverse Change), they will be deemed to be repeated by the Borrower:

(i)	on the date of each Notice of Drawdown;

(ii)	on the date of drawdown of each Advance; and

(iii)	on each Interest Payment Date,

by reference to the facts and circumstances then existing.

12.	Covenants

12.1      Supply accounts and other information. The undertakings in clause 12.1 will apply from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

(a)	Annual accounts of the Borrower and the Parent The following will apply:

(i)	Upon written request the Borrower will deliver to the Facility Agent as soon as they become available but in any event within 180 days after the end of each of the relevant company’s financial years,

1)	its consolidated and unconsolidated annual report, balance sheet, profit and loss account and auditors report for that financial year; and

2)	the Parent’s consolidated and unconsolidated annual report, balance sheet, profit and loss account and auditors report for that financial year.

(b)	Semi-annual information from the Borrower. Upon written request the Borrower will deliver to the Facility Agent as soon as they become available but in any event within 120 days after the end of each of the relevant accounting periods, its interim consolidated semi-annual balance sheet and profit and loss account for the first 6 months of each of its financial years.

(c)	Semi-annual information from the Parent. Upon written request the Borrower will deliver to the Facility Agent as soon as they become available but in any event within 120 days after the end of each of the relevant accounting periods, its interim consolidated semi-annual report, balance sheet and profit and loss account for the first 6 months of each of its financial years.

(d)	Auditing of financial statements and change of auditors. The Company will have its annual financial statements (annual report, balance sheet and profit and loss account) audited by an independent internationally reputable auditor.

(e)	Other information. The Borrower will within a reasonable time provide the Lender from time to time such further information on its general financial situation as the Lender may reasonably require.

(f)	“Know your customer” checks – Information from the Borrower. The Borrower will promptly on the request of the Facility Agent (whether for itself or on behalf of any Finance Party) supply to it any documentation or other evidence that is reasonably required by a Finance Party (whether for itself or on behalf of any person to whom such Finance Party may, or may intend to, transfer any of its rights or obligations under this Agreement) to enable such Finance Party or any such person to carry out and be satisfied with the results of all applicable identification checks that such Finance Party or any such person is obliged to carry out in order to meet its obligations under any applicable law or regulation to identify a person who is (or is to become) its customer.

12.2      Covenants relating to the Project. The undertakings in clause 12.2 will apply from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

(a)	Not change the Project. The Borrower will not change the nature or scope of the Project.

(b)	Not change Export Contracts. The Borrower will not, without the Facility Agent’s or without the ECA Insurer’s prior written consent, terminate or materially change the terms and conditions of the Export Contracts that may cause impact to the Transaction Documents.

(c)	Obtain Authorisations – Registration in SISBACEN. The Borrower will obtain, maintain and comply with all Authorisations necessary to enable it to perform its obligations under the Transaction Documents to which it is a party, or required for the validity, enforceability or admissibility in evidence in the Relative Country of the Transaction Documents. Without limiting the foregoing, upon each Advance made by the Lender under this Agreement, the Borrower will:

(i)	effect the registration of the repayment schedule (esquema de pagamentos) under the relevant ROF in the Central Bank’s electronic system SISBACEN; and

(ii)	provide a copy of such registration to the Facility Agent,

in each case within 15 days of the entry into the Relative Country of the funds disbursed under the relevant Advance.

(d)	Environmental guidelines. The Borrower shall comply with the Environmental and Social Guidelines and obtain and comply with all material environmental licences required in connection with its assets and its business.

12.3      General covenants. The undertakings in clause 12.3 will apply from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

(a)	Comply with laws. The Borrower will comply in all material respects with all laws and regulations to which it is subject.

(b)	No disposals. Subject to clause 12.3(c), the Borrower will not either in a single transaction or in a series of transactions whether related or not and whether voluntarily or involuntarily dispose of any part of its assets.

(c)	Disposals exception. Clause 12.3(b) does not apply to any disposal of assets for fair market value and at arm’s length:

(i)	the aggregate book value of which, during the time when clause 12.3(b) applies, does not exceed an amount equivalent to R$3,000,000,000 (three billion Reais);

(ii)	made in the ordinary course of trading of the disposing entity;

(iii)	made in exchange for other assets comparable or superior as to type, value and quality; or

(iv)	made with the prior written consent of the Facility Agent.

For the purposes of clauses 12.3(b) and 12.3(c), dispose and disposal includes any act effecting sale, transfer, lease or other disposal.

(d)	Negative pledge. Subject to clause 12.3(e), the Borrower will not, and will ensure that none of its Subsidiaries will, permit any Security to subsist, arise or be created or extended over all or any part of its present or future assets or revenues.

(e)	Negative pledge exception. Clause 12.3(d) does not apply:

(i)	to Security listed in Schedule 4 (Existing security);

(ii)	to any vendor’s lien or other encumbrance on land or other assets, where such encumbrance secures only the purchase price or any credit, having a term of not more than twelve months, obtained to finance it;

(iii)	to any Security, lien or other encumbrance arising by operation of law or judicial requirements and decisions;

(iv)	to any pledge over inventories created to secure any short-term credit;

(v)	to any Security granted to BNDES over assets the aggregate value of which does not exceed R$6,500,000,000 (six billion, five million Reais);

(vi)	to any Security over or affecting any asset acquired by the Borrower after the date of this Agreement and subject to which such asset is acquired, if:

1)	such Security was not created in contemplation of the acquisition of such asset by the Borrower, and

2)	the amount thereby secured has not been increased in contemplation of, or since the date of, the acquisition of such asset the Borrower; or

(vii)	if the Borrower’s obligations under this Agreement are at the same time secured equally and rateably with such Security by an instrument satisfactory in all respects to the Facility Agent.

(f)	Change in business. The Borrower will procure that no substantial change is made to the core business of the Borrower or the Group as a whole from that carried on at the date of this Agreement.

13.	Events of Default

13.1	Events of Default. Each of the following is an Event of Default:

(a)	Non-payment. The Borrower does not pay any sum payable by it under the Finance Documents at the time, in the currency and in the manner required, unless:

(i)	its failure to pay is caused by administrative or technical error or a Disruption Event; and

(ii)	payment is made within 5 Business Days of the due date.

(b)	Breach of the Finance Documents. The Borrower or the Parent does not comply with any term of the Finance Documents (other than those referred to in clause 13.1(a)), unless such failure:

(i)	is capable of remedy; and

(ii)	is remedied within a reasonable period of time of the Facility Agent giving notice of the failure to comply to the Borrower or, as the case may be, to the Parent.

(c)	Misrepresentation. Any material information or document given to the Lender or the Facility Agent by or on behalf of the Borrower or the Parent or any representation or statement made or deemed to be repeated by the Borrower in this Agreement is or proves to have been incorrect, incomplete or misleading when made or deemed to be repeated in any material respect.

(d)	Cross-default. If, following any default by the Borrower or the Parent in relation to any loan or any obligation arising out of any financial transaction:

(i)	the Borrower or the Parent is required or is liable to be required or will, following expiry of any applicable contractual grace period, be required or be liable to be required to prepay, discharge, close out or terminate ahead of maturity such loan or obligation; or

(ii)	any financial commitment for such loan or obligation is cancelled or suspended;

in circumstances where the aggregate amount of such loans or obligations or commitments falling within paragraphs (i) and (ii) exceeds USD 100,000,000 or its equivalent in other currencies, such equivalent to be reasonably determined by the Facility Agent.

(e)	Insolvency. If the Borrower or the Parent is unable to pay its debts as they fall due, or suspends payment of any of its debts, or makes or, without prior written notice to the Facility Agent, seeks to make a composition with its creditors.

(f)	Insolvency proceedings – Winding up. If any corporate action, legal proceedings or other procedure or step is taken in relation to, or an order is made or an effective resolution is passed for, the winding up of the Borrower or the Parent, or if the Borrower or the Parent takes steps towards a substantial reduction in its capital, is declared insolvent or ceases or resolves to cease to carry on the whole or any substantial part of its business or activities.

(g)	Insolvency proceedings – Encumbrancer. If an encumbrancer takes possession of, or a receiver, liquidator, administrator, administrative receiver or similar officer is appointed, whether by a court of competent jurisdiction or by any competent administrative authority or by any person, of or over, any part of the business or material assets of the Borrower or the Parent.

(h)	Creditors’ proceeding. If any distress, execution, sequestration or other process is levied or enforced upon the property of the Borrower or the Parent and is not discharged or stayed within 30 days and is likely to materially impair the ability of the Borrower or the Parent to comply with its payment obligations under this Agreement or the Guarantee.

(i)	Effectiveness of the Finance Documents. If it is or becomes unlawful for the Borrower or the Parent to perform any of its obligations under this Agreement or the Guarantee or if this Agreement or the Guarantee is not effective in accordance with its terms or is alleged by the Borrower or the Parent to be ineffective in accordance with its terms.

13.2      Effect of default. The Facility Agent may at any time after the occurrence of an Event of Default that is continuing by notice to the Borrower do either or each of the following:

(a)	Cancellation. Cancel the Commitment.

(b)	Acceleration. Declare that all or any part of the amounts outstanding under the Finance Documents are immediately due and payable.

Any such notice will take effect in accordance with its terms.

14.	Payments

14.1	Payments by the Borrower. The following will apply:

(a)	Principal and interest to the Lender. On each date on which this Agreement requires an amount to be paid by the Borrower and if such amount is a repayment or prepayment of the principal amount of, or an interest payment on, an Advance, such amount must be paid to such account as the Facility Agent may notify to the Borrower at least 5 Business Days prior to the date of payment.

(b)	Other amounts. On each date on which this Agreement requires any other amount to be paid by the Borrower, it must make the same available to the Facility Agent for value on the due date at such time and in such funds and to such account as the Facility Agent may specify.

14.2      Payments by the Lender. On each date on which this Agreement requires an amount to be paid by the Lender, it must make the same available to the Facility Agent for value on the due date at such time and in such funds and to such account as the Facility Agent may specify.

14.3      Payments by the Facility Agent. Save as otherwise provided in this Agreement, each payment received by the Facility Agent for the account of another person (including the Lender) pursuant to clause 14.1 (Payments by the Borrower) or clause 14.2 (Payments by the Lender) will be made available by the Facility Agent to such other person for value the same day by transfer to such account of such person with such bank in the principal financial centre of the country of the currency of such payment as such person may have previously notified to the Facility Agent.

14.4      Clawback. Where an amount is to be paid under this Agreement to the Facility Agent for another person, the Facility Agent will not be obliged to make the same available to that other person until it has been able to establish to its satisfaction that it has actually received such sum, but if it does so and it proves to be the case that it had not actually received such sum, then the person to whom such amount was so made available must on request refund the same to the Facility Agent together with an amount sufficient to indemnify the Facility Agent against any reasonable and dully documented costs incurred by it as a result of paying out that amount before receiving such sum.

14.5	Currency. The currency of each amount payable under the Finance Documents will be determined as follows:

(a)	Interest. Interest must be paid in the currency in which the sum in respect of which it is payable was denominated when such interest accrued.

(b)	Principal. A repayment or prepayment of any principal amount must be made in the currency in which that principal amount is denominated on its due date.

(c)	Costs and taxes. Each payment in respect of costs, expenses and taxes must be made in the currency in which they are incurred.

(d)	Other amounts. Each other amount payable under the Finance Documents must be paid in dollars.

14.6      Partial payments. Any amount received or recovered from the Borrower under or in connection with this Agreement which is less than the amount which should have been paid will, notwithstanding any appropriation of that payment by the Borrower, be applied towards payment of the Borrower’s obligations under the Finance Documents in the following order:

(a)	Facility Agent’s costs. First, in or towards payment pro rata of any unpaid costs and expenses of the Facility Agent under the Finance Documents.

(b)	Fees. Second, in or towards payment pro rata of any accrued fee or commission due but unpaid under this Agreement.

(c)	Interest. Third, in or towards payment pro rata of any accrued interest due but unpaid under this Agreement.

(d)	Principal. Fourth, in or towards payment pro rata of any principal due but unpaid under this Agreement.

(e)	Other amount. Fifth, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.

The above order of appropriation will be subject to any contrary instruction from the ECA Insurer.

14.7	Non-Business days. The following will apply:

(a)	Interest and Principal. Any payment under the Finance Documents which is due to be made on a day which is not a Business Day, must instead be made on the next Business Day.

(b)	Original interest rate continues. During any extension of the due date for payment of any principal or unpaid sum under this Agreement interest is payable on that principal at the rate payable on the original due date.

14.8      Timing of payments. If a Finance Document does not provide for when a particular payment is due, that payment will be due within 5 Business Days of demand by the Facility Agent.

15.	Set-off

15.1      Not by the Borrower; Bank charges. All payments by the Borrower under the Finance ‘Documents must be made without set-off or counterclaim. All payments under the Finance Documents must be made free and clear of, and without deduction for or on account of, any bank charges.

15.2	By a Finance Party. Each Finance Party has and may exercise each of the following rights at any time:

(a)	Matured obligations. The right to set off any due and payable obligation owed to it by the Borrower under the Finance Documents (to the extent beneficially owned by such Finance Party) against any due and payable obligation owed by such Finance Party to the Borrower, regardless of the place of payment, booking branch or currency of either obligation.

(b)	Different currencies. The right, where any of the obligations referred to in clause 15.2(a) are in different currencies, to convert either obligation at a market rate of exchange in its or a usual course of business for the purpose of the set-off.

16.	Fees

16.1	Commitment fee. The following will apply:

(a)	Amount. The Borrower must pay a commitment fee at the rate of 0.25% (zero point two five per cent.) per annum on the undrawn and uncancelled amount of the Commitment from day to day from the date of this Agreement until the end of the Tranche C Commitment Period (both dates inclusive).

(b)	Calculation basis. Commitment fee will be calculated on the basis of the actual number of days elapsed and a 360 day year.

(c)	When due. Accrued commitment fee must be paid in arrear quarterly from the date of this Agreement until the date of full utilisation or cancellation of the Commitment upon Facility Agent request.

16.2	Fee to the Lender. The following will apply:

(a)	Amount. The Borrower must pay a fee to the Lender at the rate of 0.05% (zero point zero five per cent.) per annum on the outstanding amount of the Loan.

(b)	Calculation basis. This Lender fee will be calculated on the basis of the actual number of days elapsed and a 360 day year.

(c)	When due. Accrued Lender fee must be paid six-monthly in arrear at the same time as accrued interest is payable under this Agreement.

16.3      Other fees. The Borrower must pay to the Facility Agent a non-refundable signing fee of USD 450,000 (four hundred and fifty thousand US dollars) (comprising 0.30% of the amount of the Facility at the date of this Agreement. This fee will be payable on the earlier of first drawdown under this Agreement and the date falling 30 days after the date of this Agreement.

17.	Indemnities

17.1      Currency indemnity. The Borrower must, as an independent obligation, indemnify each Finance Party against any loss or liability which it incurs as a consequence of any of the following:

(a)	Receipt. The Finance Party to whom the amount is due receiving an amount in respect of the Borrower’s liability under the Finance Documents in a currency other than the currency in which the amount is expressed to be payable under the relative Finance Document.

(b)	Liability converted. The Borrower’s liability under the Finance Documents being converted into a claim, proof, judgment or order in a currency other than the currency in which the amount is expressed to be payable under the relative Finance Document.

17.2      Other indemnities. The Borrower must indemnify each Finance Party against any loss (including loss of Margin) or liability which it incurs as a consequence of any of the following:

(a)	Default in payment. Failure by the Borrower to pay any sum under a Finance Document on its due date.

(b)	Prepayment event. The occurrence of an Event of Default or an Event of Mandatory Prepayment.

(c)	Prepayment notice. The Loan (or any part of it) not being prepaid in accordance with a notice of prepayment.

17.3      Indemnity to the Facility Agent. The Borrower must indemnify the Facility Agent against any loss or liability incurred by the Facility Agent as a result of any of the following:

(a)	Investigating a default. Investigating any event which the Facility Agent reasonably believes to be an Event of Default or a Potential Event of Default.

(b)	Acting on a notice. Acting or relying on any notice which the Facility Agent reasonably believes to be genuine, correct and appropriately authorised.

18.	Costs and Expenses

18.1	Initial and special costs. The Borrower must do each of the following:

(a)	Initial costs. Pay:

(i)	all costs and expenses reasonably incurred by the Facility Agent in connection with the legal opinions supplied under clause 3.1 (Conditions precedent).

(ii)	all costs and expenses (including legal fees) reasonably incurred and duly documented by the Facility Agent outside Germany in connection with the negotiation, preparation, execution and perfection of the Finance Documents, including the ECA Insurer’s and the Lender’s handling fees; and

(iii)	the Facility Agent’s in-house legal costs in connection with the negotiation, preparation, execution and perfection of the Finance Documents – for these costs a flat fee of USD 17,500 will be charged, which amount is payable within 30 days of the date of this Agreement, whether or not the transaction contemplated by this Agreement closes.

The costs mentioned in items (i), (ii) and (iii) of this clause, may not exceed a legal cap of USD 30,000,000 (thirty thousand dollars), provided however, that the Borrower agrees to pay all legal bills issued by Brazilian lawyers, including the fee for all Brazilian law governed legal opinions required in connection with this Agreement.

(b)	Amendment costs. Pay all costs and expenses (including legal fees) reasonably incurred by the Facility Agent and the Lender in responding to, evaluating, negotiating and/or complying with any amendment, waiver or consent requested by the Borrower and relating to the Finance Documents – including those charged by the ECA Insurer pursuant to the ECA Insurer Cover Documents.

(c)	ECA Insurer’s costs. Pay all reasonable and duly documented costs and expenses charged by the ECA Insurer in connection with possible rearrangements of the Facility or recovery procedures.

18.2      Enforcement costs. The Borrower must pay all costs and expenses (including legal fees) incurred by the Facility Agent and the Lender in connection with the enforcement of, or the preservation of any rights under, the Finance Documents.

19.	Changes to the Parties

19.1      Transfers by the Borrower. The Borrower may, with the Lender’s prior written consent, assign, charge or otherwise deal with any of its rights, claims or obligations under the Finance Documents.

19.2	Transfers by the Lender. The Lender may, without any cost or creation of additional tax obligations to the Borrower (relative to that in respect of the Lender originally named in this Agreement), at any time assign all or any of its rights or transfer by novation all or any of its rights and obligations under this Agreement to the ECA Insurer or to a Participant.

The consent of the Borrower is required for all other assignments or transfers, PROVIDED THAT there will be no need for obtaining the consent of the Borrower and the Borrower will be liable for any additional tax obligations if the assignment or transfer is made:

(i)	whilst an Event of Default or an Event of Mandatory Prepayment is continuing;

(ii)	if a withholding tax exemption in force as at the date of this Agreement cannot be maintained or is revoked, terminated or not renewed; or

(iii)	pursuant to consultations made in accordance with clause 10 (Mitigation)

19.3      Participations. Nothing in this Agreement restricts the ability of the Lender to sub-contract an obligation if the Lender remains liable under this Agreement for that obligation.

20.	Confidentiality

20.1      Confidential Information. Each Finance Party agrees to keep all Confidential Information confidential and not to disclose it to anyone, save to the extent permitted by clause 20 and to ensure that all Confidential Information is protected with security measures and a degree of care that would apply to its own confidential information.

20.2      Disclosure of Confidential Information. Any Finance Party may disclose such Confidential Information about a Security Provider, the Group and the Transaction Documents as that Finance Party considers appropriate in each of the following circumstances:

(a)	Affiliates and employees. To any of its Affiliates and any of its or their officers, directors, employees, professional advisers, auditors, partners, managers and trustees, if any such person is informed of its confidential nature and that Finance Party uses all reasonable endeavours to ensure that such person complies with the provisions of clause 20 as if it were a Finance Party.

(b)	Transfers. Namely:

(i)	To any person who proposes entering (or who has entered) into contractual arrangements with that Finance Party in relation to this Agreement (including a Funding Agreement) (a New Participant);

(ii)	to any person who invests in or otherwise finances (or may potentially invest in or otherwise finance), directly or indirectly, any such contractual arrangements (a Financier); and

(iii)	to any of such New Participant’s and such Financier’s Affiliates and any of their officers, directors, employees, professional advisers, auditors, partners, managers and trustees.

However, before any such person may receive any Confidentiality information, such person must agree with that Finance Party for the benefit of the Security Providers and the Group to keep that information confidential, unless such person is subject to obligations of confidentiality equivalent to those contained in this Agreement.

(c)	ECA Insurer. To the ECA Insurer and any of its officers, directors, employees, professional advisers and auditors to the extent that that Finance Party is required to disclose such information by law, the general terms and conditions of the ECA Insurer, the ECA Insurer Cover Documents or pursuant to a request from the ECA Insurer. In addition, the ECA Insurer may disclose Confidential Information to any person who proposes entering into contractual arrangements with the ECA Insurer in relation to reinsuring whole or part of the ECA Insurer’s risk under this Agreement, under the condition that such person agrees to adhere to the same confidentiality provisions as are set out in this Clause 20.

(d)	Regulatory authority. To any person to whom, and to the extent that, information is required or requested to be disclosed by any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation, if such person is informed of the confidential nature of the information except that there will be no requirement to so inform if, in that Finance Party’s opinion, it is not practicable to do so in the circumstances.

(e)	Litigation. To any person in connection with any litigation, arbitration, administrative or other investigations, proceedings or disputes, if such person is informed of the confidential nature of the information.

(f)	Contractors. To the Contractors.

(g)	With consent. To any person with the Borrower’s consent.

20.3	ECA Insurer’s website. The ECA Insurer may make the disclosures set out below:

(a)	ECA Insurer’s website. May disclose details of this Agreement on its website as well as in its reports and publications and in professional trade magazines.

(b)	Regulatory authority. May disclose details of this Agreement to any person to whom, and to the extent that, information is required or requested to be disclosed by any governmental, banking or other regulatory authority or similar body or pursuant to any applicable law or regulation.

(c)	Litigation. May disclose details of this Agreement to any person in connection with any litigation, arbitration, administrative or other investigations, proceedings or disputes.

20.4      Security Providers and Group bound by this clause. The Borrower confirms that it has authority to agree to the provisions of clause 20 (Confidentiality) also on behalf of the Security Providers and the other Group members.

21.	Role of the Facility Agent

21.1      Appointment of the Facility Agent. Each of the Finance Parties (other than the Facility Agent) hereby appoints the Facility Agent to act as its agent in connection with the Finance Documents with respect to all matters in relation to the Finance Documents.

21.2      Authorities to the Facility Agent. Each of the Finance Parties (other than the Facility Agent)authorizes the Facility Agent to exercise the rights, powers, authorities and discretions specifically given to it under or in connection with the Finance Documents and the ECA Insurer Cover Documents together with any other incidental rights, powers authorities and discretions.

21.3	Facility Agent’s discretions. The Facility Agent may:

(a)	assume, unless it has received notice to the contrary from any other Party or the ECA Insurer, that:

(i)	any representation made by the Borrower or the Parent in connection with the Finance Documents is true;

(ii)	no Event of Default or Event of Mandatory Prepayment has occurred;

(iii)	neither the Borrower nor the Parent is in breach of or default under its obligations under the Finance Documents; and

(iv)	any right, power, authority or discretion vested in the Lender or any other person or group of persons (whether pursuant to the Finance Documents or otherwise) has not been exercised;

(b)	engage and pay for the advice or services of any lawyers, accountants, surveyors or other experts whose advice or services may to it seem necessary, expedient or desirable and rely upon any advice so obtained;

(c)	rely as to any matters of fact which might reasonably be expected to be within the knowledge of the Borrower or the Parent upon a certificate signed by or on behalf of the Borrower or the Parent;

(d)	rely upon any communication or document believed by it to be genuine;

(e)	refrain from exercising any right, power or discretion vested in it as Facility Agent under the Finance Documents unless and until instructed by the Lender as to whether or not such right, power or discretion is to be exercised and, if it is to be exercised, as to the manner in which it should be exercised; and

(f)	refrain from acting in accordance with any instructions of the Lender to begin any legal action or proceeding arising out of or in connection with the Finance Documents until it has received such security as it may require (whether by way of payment in advance or otherwise) for all costs, claims, losses, expenses (including legal fees) and liabilities together with any Indirect Tax thereon which it will or may expend or incur in complying with such instructions.

21.4	Facility Agent’s obligations. The Facility Agent will:

(a)	promptly inform the Lender and the ECA Insurer of the contents of any notice or document received by it in its capacity as Facility Agent from the Borrower or the Parent under the Finance Documents;

(b)	promptly notify the Finance Parties of the occurrence of any Event of Default or Event of Mandatory Prepayment of which the Facility Agent has notice from any other Party or the ECA Insurer; and

(c)	unless a contrary indication appears in the Finance Documents or unless instructed otherwise by the ECA Insurer:

(i)	exercise any right, power, authority or discretion vested in it as Facility Agent in accordance with instructions given to it by the Finance Parties (or, if so instructed by the Finance Parties, refrain from exercising any right, power, authority or discretion vested in it as Facility Agent); and

(ii)	not be liable for any act (or omission) if it acts (or refrains from acting) in accordance with an instruction of the Finance Parties or the ECA Insurer.

The Facility Agent’s duties are solely mechanical and administrative in nature.

21.5      Excluded obligations. Notwithstanding anything to the contrary expressed or implied in the Finance Documents, the Facility Agent will not:

(a)	be bound to enquire as to

(i)	whether or not any representation made by the Borrower or the Parent in connection with the Finance Documents is true,

(ii)	the occurrence or otherwise of any Event of Default or Event of Mandatory Prepayment,

(iii)	the performance by the Borrower or the Parent of its obligations under the Finance Documents, or

(iv)	any breach of or default by the Borrower or the Parent of its obligations under the Finance Documents;

(b)	be bound to account to the Lender for any sum or the profit element of any sum received by it for its own account;

(c)	be bound to disclose to any other person any information relating to the Borrower or the Parent or any of their Affiliates if such disclosure would or might in its opinion constitute a breach of any law or regulation or be otherwise actionable at the suit of any person;

(d)	be interpreted as acting as a trustee or fiduciary of any other person; or

(e)	be under any obligations other than those for which express provision is made in the Finance Documents.

21.6      Indemnification. The Lender will, from time to time on demand by the Facility Agent, indemnify the Facility Agent (but only to the extent that the Lender receives from the Participants under a Funding Agreement reimbursement of amounts paid out (or to be paid out) by it by way of indemnity to the Facility Agent) against any and all costs, claims, losses, expenses (including legal fees) and liabilities together with any Indirect Tax thereon which the Facility Agent may incur, otherwise than by reason of its own gross negligence or wilful misconduct, in acting in its capacity as Facility Agent under the Finance Documents or in connection with the Finance Documents (including, without limitation, in relation to any dealings between itself and the ECA Insurer).

21.7      Exclusion of liabilities. The Facility Agent accepts no responsibility for the accuracy and/or completeness of any information supplied by the Borrower or the Parent in connection with the Finance Documents or for the legality, validity, effectiveness, adequacy or enforceability of the Finance Documents and accordingly the Facility Agent will be under no liability as a result of taking or omitting to take any action in relation to the Finance Documents, save in the case of its own gross negligence or wilful misconduct.

21.8	Facility Agent’s employees. The following will apply:

(a)	The Facility Agent may act in relation to the Finance Documents through its officers, employees and agents

(b)	The Lender agrees that it will not assert or seek to assert against any officer, employee or agent of the Facility Agent any claim it might have against any of them in respect of the matters referred to in clause 21.7 (Exclusion of liabilities).

21.9      Business with the Borrower. The Facility Agent may accept deposits from, lend money to and generally engage in any kind of banking or other business with the Borrower.

21.10    Resignation. Subject to the prior written consent of the Borrower, such consent not to be unreasonably withheld or delayed, the Facility Agent may resign its appointment under this Agreement at any time without assigning any reason therefor by giving not less than 60 days’ prior written notice to that effect to the Lender, provided that no such resignation will be effective until a successor for the Facility Agent is appointed in accordance with the succeeding provisions of clause 21 (Role of the agent) and provided further that the consent of the Borrower will not be required in relation to any resignation:

(a)	required by reason of any change of law or interpretation and/or compliance with any request or requirement relating to the maintenance of capital or any other request from or requirement of any central bank or other fiscal, monetary or other authority in respect of which compliance in the relevant jurisdiction is generally customary by banks and financial institutions;

(b)	required by the Lender; or

(c)	where the proposed successor agent is a person that controls, is controlled by, or is under common control with, KfW IPEX-Bank GmbH.

21.11    Successor Agent. If the Facility Agent gives notice of its resignation pursuant to clause 21.10 (Resignation), then:

(a)	unless clause 21.10(c) applies, the Lender may appoint any reputable and experienced bank or other financial institution during the remaining period of the Facility Agent’s notice; and

(b)	if no such successor is so appointed by the Lender under clause 21.11(a), the Facility Agent may appoint such a successor itself.

21.12    Rights and obligations. If a successor to the Facility Agent is appointed under clause 21.11 (Successor agent), then:

(a)	the retiring agent will be discharged from any further obligation under the Finance Documents but will remain entitled to the benefit of the provisions of clause 21 (Role of the agent); and

(b)	its successor and each of the other Parties will have the same rights and obligations amongst themselves as they would have had if such successor had been a party to the Finance Documents.

21.13    Own responsibility. It is understood and agreed by the Lender that it has been, and will continue to be, solely responsible for making its own independent appraisal of and investigations into the financial condition, creditworthiness, condition, affairs, status and nature of the Borrower or the Parent and, accordingly, the Lender warrants to the Facility Agent that it has not relied on and will not hereafter rely on the Facility Agent:

(a)	to check or enquire on its behalf into the adequacy, accuracy or completeness of any information provided by the Borrower or the Parent in connection with the Finance Documents or the transactions contemplated in the Finance Documents (whether or not such information has been or is hereafter circulated to the Lender by the Facility Agent); or

(b)	to assess or keep under review on its behalf the financial condition, creditworthiness, condition, affairs, status or nature of the Borrower or the Parent.

21.14    Duties in relation to the ECA Insurer Cover Documents. Without prejudice to its rights and obligations in clause 21 (Role of the agent), the Facility Agent will act as agent for each other Finance Party in relation to:

(a)	the ECA Insurer Cover Documents and will pay amounts paid by the ECA Insurer under the ECA Insurer Cover Documents to the Lender;

(b)	any matter or issue in respect of, or involving, the ECA Insurer; and

(c)	any dealings with the ECA Insurer under or in connection with the Finance Documents or the ECA Insurer Cover Documents.

22.	Notices

22.1      In writing. Any communication in connection with the Finance Documents must be in writing. Each one must be signed and must be supplied as an original document or by fax or by e-mail with an attachment in pdf format provided that, if a Notice of Drawdown is given by fax or by e-mail then, without prejudice to the effectiveness and timely receipt of the fax or e-mail transmission, an original version must in addition be supplied without delay.

22.2      Contact details. The contact details of each Party for all communications in connection with the Finance Documents are those determined in accordance with clause 22.2.

(a)	The contact details of the	TIM Celular S.A.
	Borrower are:	Department: Treasury Manager (Gerência de Tesouraria)
Avenida das Américas, 3.434, Bloco 1, 7° andar
Barra da Tijuca, Rio de Janeiro, RJ
Brasil
CEP: 22.640-102

Telephone: +55 21 4009 3101
Fax:
E-mail: rgalvao@timbrasil.com.br;
pb@timbrasil.com.br

(b)	The contact details of the	KfW IPEX-Bank GmbH
	Facility Agent are:	Department: X1b
Palmengartenstrasse 5–9
60325 Frankfurt am Main
Germany

Telephone:
+49 69 7431-1804
(loan administration matters)
+49 69 7431-6179
(documentation & credit matters)

Fax:
+49 69 7431-2944
(loan administration matters)
+49 69 7431-9609
(documentation & credit matters)

E-mail:
Silke.Warnicke@kfw.de
(loan administration matters)
Franziska.Woerner@kfw.de
(documentation & credit matters)

(c)	The contact details of the Lender are those notified by it to the Facility Agent.

(d)	Changes. Any Party may change its contact details by giving 7 days’ prior notice to the other Party.

(e)	Nominated department. Where a Party nominates a particular department or officer to receive a communication, a communication will not be effective if it fails to specify that department or officer.

22.3	Effectiveness. The following will apply:

(a)	Deemed receipt. Save as provided in clause 22.3, any communication in connection with the Finance Documents will become effective upon receipt and, unless the communication concerned is a Notice of Drawdown, each one will be deemed to be received:

(i)	if sent by letter through the normal post, when left at the recipient’s address for communications or 5 days after being deposited in the post postage prepaid in an envelope addressed to the recipient at its address for communications;

(ii)	if sent by letter by courier, on the working day (in the recipient’s town) after the date when, according to the receipt confirmation supplied by the courier company, the package containing the letter was delivered to the recipient’s address for communications;

(iii)	if sent by letter by registered post addressed to the recipient at its address for communications, when left at such address;

(iv)	if sent by fax, when despatched if the sender’s fax machine has produced a printed confirmation of a facsimile transmission transmitted error free; or

(v)	if sent by e-mail with an attachment in pdf format, when the attachment is actually received in readable form.

(b)	Receipt when office closed. A communication under clause 22.3(a) which is received on a non-working day or after 5.00pm in the place of receipt will be deemed to be received only on the next working day in that place.

(c)	The Lender. All communications from or to the Lender must be sent through the Facility Agent.

(d)	Notices to Facility Agent. A communication to the Facility Agent will be effective only on actual receipt by it.

22.4	English language; other language for the ECA Insurer. The following will apply:

(a)	Notices. Any notice in connection with the Finance Documents must be in English.

(b)	ECA Insurer. Documentation relating to the ECA Insurer Cover Documents will be in English.

(c)	Documents from the Borrower. All other documents from the Borrower in connection with the Finance Documents must be:

(i)	in English; or

(ii)	(unless the Facility Agent otherwise agrees) accompanied by a certified English translation. In this case, the English translation prevails unless the document is a statutory or other official document.

23.	General Provisions

23.1      Place of Payment. For the purposes of Article 585 of Brazilian Law No. 5,869 of January 11, 1973 as amended (the Brazilian Civil Procedure Code), Brazil may be the place of payment of the obligations under or resulting from this Agreement, at the discretion of the Parties.

23.2      Invalidity. If a provision of the Finance Documents is or becomes illegal, invalid or unenforceable in any jurisdiction, each of the following will apply:

(a)	Other provisions unaffected. That will not affect the legality, validity or enforceability in that jurisdiction of any other provision of the Finance Documents.

(b)	Other jurisdictions unaffected. That will not affect the legality, validity or enforceability in other jurisdictions of that or any other provision of the Finance Documents.

23.3      Legal independence of the Finance Documents. Unless the Finance Documents expressly provide otherwise, the Finance Documents are independent of the Export Contracts. Accordingly, rights of set-off or counterclaim arising out of the Export Contracts cannot be asserted by the Borrower in connection with the Finance Documents.

23.4      Certificates and determination. Any certification or determination by the Facility Agent or the Lender of a rate or amount under the Finance Documents is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

23.5      Accounts. In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by the Facility Agent or the Lender are prima facie evidence of the matters to which they relate.

24.	Amendments and Waivers

24.1	Only in writing.

Any supplement or amendment to the Finance Documents must be in writing in accordance with clause 22.1 and will require the agreement of the ECA Insurer (to the extent that the ECA Insurer’s express consent is required). Any waiver of the requirement of written form must also be in writing.

24.2	Waivers and exercise of rights.

No failure to exercise, nor any delay in exercising, on the part of the Facility Agent or the Lender, any right or remedy under the Finance Documents will operate as a waiver of any such right or remedy or constitute an election to affirm any of the Finance Documents. No election to affirm any Finance Document by the Facility Agent or the Lender will be effective unless it is in writing. No single or partial exercise of any right or remedy will prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in the Finance Documents are cumulative and not exclusive of any rights or remedies provided by law.

25.	Law and Jurisdiction

25.1      English law. English law governs this Agreement, its interpretation and any non-contractual obligations arising from or connected with it.

25.2	Jurisdiction. The following will apply:

(a)	English courts. The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement and (unless such document provides otherwise) any dispute arising out of or in connection with any other Finance Document, including a dispute involving any non-contractual obligations or regarding its existence, validity or termination (a Dispute).

(b)	English courts are convenient. The Parties agree that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.

(c)	Disputes in other courts. Clause 25.2 is for the benefit of the Finance Parties only. As a result, no Finance Party will be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Finance Parties may take concurrent proceedings in any number of jurisdictions.

25.3      Process agent. On or before the date falling two months after the date of this Agreement, the Borrower must appoint T.M.I. Telemedia International Limited, with its registered office at Watchmaker Court – 33, St. John’s Lane London EC1M 4DB, United Kingdom to be its agent for the purpose of accepting service on its behalf of any writ, notice, order, judgment or other legal process in any proceedings before English courts regarding the Finance Documents.

25.4      Waiver of immunity. To the extent that at the date of this Agreement or at any time in the future the Borrower can claim for itself or its assets immunity in any jurisdiction, whether it be immunity from proceedings, from execution or from other legal process, the Borrower irrevocably waives any such immunity to the extent permitted by the laws of the relative jurisdiction.

25.5      Waiver of security for costs. The Borrower waives any right it may have to require the Finance Parties to give security for costs in any court proceedings.

26.	German VAT regulations

All services provided under this Agreement are – to the extent that they may be subject to VAT in Germany – in principle VAT exempt. The Facility Agent’s VAT identification number (Umsatzsteuer-Identifikationsnummer) is: DE 254 097 700.

This Agreement has been entered into on the date stated at the beginning of this Agreement.

SCHEDULE 1

Commitment

Name	Tranche A Commitment in dollars

Finnish Export Credit Ltd.	47,812,500

Total Tranche A Commitment	USD 47,812,500

Name	Tranche B Commitment in dollars

Finnish Export Credit Ltd.	51,093,750

Total Tranche B Commitment	USD 51,093,750

Name	Tranche C Commitment in dollars

Finnish Export Credit Ltd.	51,093,750

Total Tranche C Commitment	USD 51,093,750

SCHEDULE 2

Notice of Drawdown

[to be inserted by way of amendment]

SCHEDULE 3

Conditions Precedent Documents

1.	Constitutional documents.

Copies of the Borrower’s constitutional documents.

2.	Commercial register extract.

Recent extract from the relevant commercial register relating to the Borrower.

3.	Board resolution.

A copy of the resolutions of the Borrower’s Managing Board or other appropriate body approving the terms of, and the transactions contemplated by, the Finance Documents and authorising a person or persons to sign and deliver the Finance Documents and any other documents required from the Borrower under the Finance Documents.

4.	Certificate that copies are correct.

A certificate of a duly authorised officer of the Borrower certifying that each copy document specified in this Schedule and relating to the Borrower is correct, complete, up-to-date and in full force and effect as at a date no earlier than the date of this Agreement.

5.	Specimen signatures – Borrower.

Specimen signatures, authenticated by a duly authorised officer of the Borrower, of the person(s) authorised to sign on its behalf the Finance Documents and any related documents.

6.	KYC.

“Know your customer” documentation, including specimen signatures of the person(s) authorised to sign the Finance Documents and Notices of Drawdown on behalf of the Borrower and, in each case, copies of the passports or identity cards and address proof (utility bills, etc.) of such person(s).

7.	Copies of consents.

A copy of any authorisation or other document, opinion or assurance which the Lender has notified the Borrower is necessary or desirable in connection with the entry into and performance of, and the transactions contemplated by, the Finance Documents or for the validity and enforceability of any Finance Document.

8.	Borrowing powers’ certificate.

A certificate of a duly authorised officer of the Borrower stating that the borrowing of the full amount of the Facility is within the powers of the Borrower and will not cause any borrowing limit binding on the Borrower to be exceeded.

9.	Legal opinions.

The following legal opinions:

(a)	A legal opinion from Veirano Advogados, Rio de Janeiro, Brazil.

(b)	A Finnish law legal opinion as to the ECA Insurer’s obligations under the ECA Insurer Cover Documents.

10.	Fees and expenses.

Evidence that all fees and expenses then due from the Borrower under clause 16 (Fees) and clause 18 (Costs and expenses) have been, or will be, paid.

11.	ECA Insurer Cover Documents.

The ECA Insurer Cover Documents have been issued and are in full force and effect.

12.	Funding Agreement:

The Funding Agreement has been executed and is in full force and effect.

13.	Notice of Drawdown

The Notice of Drawdown has been agreed on between the Parties and inserted into Schedule 2 to this Agreement by way of amendment.

14.	Export Contract.

A copy of each Export Contract.

15.	Export Contract confirmation.

Confirmation from the Borrower and the Contractors that each Export Contract is in full force and effect – its date of entry into force to be specified – and that it has not been amended or, as the case may be, giving details of any amendments.

16.	Authorisations.

Confirmation from the Borrower that all Authorisations required for the implementation of the Project are in place

17.	Specimen signatures – Contractor.

Specimen signatures, authenticated by a duly authorised officer of each Contractor, of the person(s) authorised to sign on its behalf any Notice of Drawdown and any other document to be supplied to the Facility Agent by such Contractor.

18.	Certificate that copies are correct – Contractor.

A certificate of a duly authorised officer of each Contractor certifying that each copy document specified in this Schedule and relating to such Contractor is correct, complete, up-to-date and in full force and effect.

19.	Receipt of 15% of the Import Costs.

The following will apply:

(c)	Before the first Advance under Tranche A, evidence satisfactory to the Facility Agent showing that the Contractor in question has received an amount of not less than 15% of the Tranche A Import Costs to be reimbursed under Tranche A – the date or dates of each such payment being on or before the Tranche A Starting Point of Credit Date.

(d)	Before the first Advance under Tranche B, evidence satisfactory to the Facility Agent showing that the Contractor in question has received an amount of not less than 15% of the Tranche B Import Costs to be reimbursed under Tranche B – the date or dates of each such payment being on or before the Tranche B Starting Point of Credit Date.

(e)	Before the first Advance under Tranche C, evidence satisfactory to the Facility Agent showing that the Contractor in question has received an amount of not less than 15% of the Tranche C Import Costs to be reimbursed under Tranche C – the date or dates of each such payment being on or before the Tranche C Starting Point of Credit Date.

The copy documents regarding Tranche B and Tranche C must be certified as correct, complete and up-to-date.

20.	Exporter declaration.

Exporter declaration in favour of the Facility Agent in connection with the Export Contracts.

21.	ROF.

A copy of the ROF regarding this Agreement.

22.	Registry of deeds and documents.

Evidence that this Agreement has been registered in the relevant registry of deeds and documents.

Regarding the Guarantee

23.	The Guarantee.

Original of the Guarantee executed by the Parent.

24.	Constitutional documents.

Copies of the Parent’s constitutional documents.

25.	Commercial register extract.

Recent extract from the relevant commercial register relating to the Parent.

26.	Board resolution.

A copy of the resolutions of the Managing Board of the Parent or other appropriate body approving the terms of, and the transactions contemplated by, the Guarantee and authorising a person or persons to sign and deliver the Guarantee and any other documents required from the Parent under the Finance Documents.

27.	Certificate that copies are correct.

A certificate of a duly authorised officer of the Parent certifying that each copy document specified in this Schedule and relating to the Parent is correct, complete, up-to-date and in full force and effect as at a date no earlier than the date of the Guarantee.

28.	Specimen signatures.

Specimen signatures, authenticated by a duly authorised officer of the Parent, of the person(s) authorised to sign the Guarantee on its behalf.

SCHEDULE 4

Existing Security

(Clause 12.3(e)(i) (Negative pledge exception))

Parties	Type and date of the Security	Total principal amount secured
Depositos Judiciais* Tributários	Asset	R$ 218,506,208.91
Depositos Judiciais* Civel	Asset	R$ 342,044,286.15
Depositos Judiciais* Trabalhistas	Asset	R$ 319,162,651.21

*Depositos Judiciais = escrow deposit or cash deposit

SCHEDULE 5

Export Contracts

1.	Contrato Global – Radio Access(2G/3G/LTE/SW Agreement/Training)

(a)	Parties. The Nokia Solutions and Networks do Brasil Telecomunicações Ltda./Nokia Solutions and Networks do Brasil Serviços Ltda. and the Borrower.

(b)	Goods and/or services to be supplied:. Radio Access(2G/3G/LTE/SW Agreement/Training)

(c)	Reference and date. Signed 22, January 2015 – Validity 31, December 2017.

2.	Contrato de Fornecimento de Bens e Serviços Relativo ao Suprimento do Sistema GPRS

(a)	Parties. The Nokia Solutions and Networks do Brasil Telecomunicações Ltda./Nokia Solutions and Networks do Brasil Serviços Ltda. and the Borrower.

(b)	Goods and/or services to be supplied. GPRS solution to GSM/3G network.

(c)	Reference and date. Signed 22, May 2013 – Validity 25, September 2014.

3.	1° Aditivo ao Contrato de Bens e Prestação de Serviços ao Sistema GPRS

(a)	Parties. The Nokia Solutions and Networks do Brasil Telecomunicações Ltda./Nokia Solutions and Networks do Brasil Serviços Ltda. and the Borrower.

(b)	Goods and/or services to be supplied. GPRS solution to GSM/3G network.

(c)	Reference and date. Signed 25, September 2014 – Validity 31, December 2016.

4.	Contrato de Fornecimento de Bens e Serviços Relativo ao Suprimento e Comissionamento de Equipamentos Backbone IP Juniper

(a)	Parties. The Nokia Solutions and Networks do Brasil Telecomunicações Ltda./Nokia Solutions and Networks do Brasil Serviços Ltda. and the Borrower.

(b)	Goods and/or services to be supplied. Backbone IP Juniper

(c)	Reference and date. Signed 15, May 2013 – Validity 17, October 2014.

5.	1° Aditivo ao Contrato de Bens e Prest.ação de Serviços BBIP-Juniper

(a)	Parties. The Nokia Solutions and Networks do Brasil Telecomunicações Ltda./Nokia Solutions and Networks do Brasil Serviços Ltda. and the Borrower.

(b)	Goods and/or services to be supplied. Backbone IP Juniper

(c)	Reference and date. Signed 17, October 2014 – Validity 31, December 2016.

6.	Contrato de Prestação de Serviços - FLM

(a)	Parties. The Nokia Solutions and Networks do Brasil Telecomunicações Ltda./Nokia Solutions and Networks do Brasil Serviços Ltda. and the Borrower.

(b)	Goods and/or services to be supplied. Services in equipments and infrastructure of Sites or PoMS, Shelters, Satellite stations and industrial buildings

(c)	Reference and date. Signed 22, April 2013 – Validity 11, September 2014.

2° Aditivo ao Contrato de Prestação de Serviços - FLM

(a)	Parties. The Nokia Solutions and Networks do Brasil Telecomunicações Ltda./Nokia Solutions and Networks do Brasil Serviços Ltda. and the Borrower.

(b)	Goods and/or services to be supplied. Services in equipments and infrastructure of Sites or PoMS, Shelters, Satellite stations and industrial buildings

(c)	Reference and date. Signed 11, September 2014 – Validity 31, December 2015.

7.	Contrato de Prestação de Serviços – Care ( RA/GPRS/BBIP)

(a)	Parties. The Nokia Solutions and Networks do Brasil Telecomunicações Ltda./Nokia Solutions and Networks do Brasil Serviços Ltda. and the Borrower.

(b)	Goods and/or services to be supplied. Support and maintenance of Software and hardware to TIM’s network.

(c)	Reference and date. Signed 11, April 2015 – Validity 31, December 2018.

SCHEDULE 6

Repayment Schedule

Tranche A

Repayment Date	Amortization (regular) in USD	Amortization (after reduction of 1/17th as per 30.12.2015) in USD
30.12.2015	2.812.500,00
30.06.2016	2.812.500,00	2,812,500.00
30.12.2016	2.812.500,00	2,812,500.00
30.06.2017	2.812.500,00	2,812,500.00
02.01.2018	2.812.500,00	2,812,500.00
02.07.2018	2.812.500,00	2,812,500.00
31.12.2018	2.812.500,00	2,812,500.00
01.07.2019	2.812.500,00	2,812,500.00
30.12.2019	2.812.500,00	2,812,500.00
30.06.2020	2.812.500,00	2,812,500.00
30.12.2020	2.812.500,00	2,812,500.00
30.06.2021	2.812.500,00	2,812,500.00
30.12.2021	2.812.500,00	2,812,500.00
30.06.2022	2.812.500,00	2,812,500.00
30.12.2022	2.812.500,00	2,812,500.00
30.06.2023	2.812.500,00	2,812,500.00
02.01.2024	2.812.500,00	2,812,500.00
Total:	47.812.500,00	45,000,000.00

Tranche B

Repayment Date	Amortization (regular) in USD
30.12.2016	3,005,514.71
30.06.2017	3,005,514.71
02.01.2018	3,005,514.71
02.07.2018	3,005,514.71
31.12.2018	3,005,514.71
01.07.2019	3,005,514.71
30.12.2019	3,005,514.71
30.06.2020	3,005,514.71
30.12.2020	3,005,514.71
30.06.2021	3,005,514.71
30.12.2021	3,005,514.71
30.06.2022	3,005,514.71
30.12.2022	3,005,514.71
30.06.2023	3,005,514.71
02.01.2024	3,005,514.71
01.07.2024	3,005,514.71
30.12.2024	3,005,514.71
Total:	51,093,750.00

Tranche C

Repayment Date	Amortization (regular) in USD
02.01.2018	3,005,514.71
02.07.2018	3,005,514.71
31.12.2018	3,005,514.71
01.07.2019	3,005,514.71
30.12.2019	3,005,514.71
30.06.2020	3,005,514.71
30.12.2020	3,005,514.71
30.06.2021	3,005,514.71
30.12.2021	3,005,514.71
30.06.2022	3,005,514.71
30.12.2022	3,005,514.71
30.06.2023	3,005,514.71
02.01.2024	3,005,514.71
01.07.2024	3,005,514.71
30.12.2024	3,005,514.71
30.06.2025	3,005,514.71
30.12.2025	3,005,514.71
Total:	51,093,750.00

TIM Celular S.A.
as the Borrower

/s/ Paolo Barroero
Name:  Paolo Barroero
Title:     TIM Celular S.A.
Finançes e Tesouraria

/s/ Rodrigo G. Galvão
Name:  Rodrigo G. Galvão
Title:     TIM - Finançes &Tesouraria

Finnish Export Credit Ltd
as the Lender

/s/ [illegible]
Name:  [illegible]
Title:     Managing Director

Name:
Title:

KfW IPEX-Bank GmbH
as the Facility Agent

/s/ Sebastian Eberle
Name:  Sebastian Eberle
Title:     Director

/s/ Elisabeth Ostermüncher
Name:  Elisabeth Ostermüncher
Title:     Vice President